Exhibit 10.29

MASTER LEASE

Between

CHP PORTLAND, LLC,
a Delaware limited liability company,

and

CHP TIGARD, LLC,
a Delaware limited liability company,

And

CHP SHERIDAN, LLC,
a Delaware limited liability company

collectively, as Landlord,

and

SNF Management, LLC,
an Oregon limited liability company,

as Tenant

Date of Lease: As of September 1, 2014

Table of Contents

           Page

1.	FUNDAMENTAL LEASE PROVISIONS; DEFINITIONS	1
2.	PREMISES	6
3.	NO MERGER OF TITLE	6
4.	RENEWAL OPTIONS	6
5.	USE; LICENSING REQUIREMENTS AND OPERATING COVENANTS	7
6.	RENT	10
7.	NET LEASE; TRUE LEASE	11
8.	CONDITION	12
9.	LIENS	13
10.	REPAIRS AND MAINTENANCE	13
11.	COMPLIANCE WITH LAWS	16
12.	ACCESS TO PREMISES	17
13.	WAIVER OF SUBROGATION	17
14.	DAMAGE; DESTRUCTION	17
15.	CONDEMNATION	20
16.	ASSIGNMENT AND SUBLETTING	21
17.	ALTERATIONS	22
18.	SIGNS	23
19.	SURRENDER	24
20.	SUBORDINATION OF LEASE; MORTGAGE RESERVES	25
21.	TENANT’S OBLIGATION TO DISCHARGE LIENS	25
22.	UTILITIES	26
23.	TENANT DEFAULT	26
24.	HUD LOAN REQUIREMENTS	30

Table of Contents

(continued)

           Page

25.	RENT PAYMENTS	30
26.	HOLDOVER	31
27.	NOTICES	31
28.	INDEMNITY	31
29.	TENANT TO COMPLY WITH MATTERS OF RECORD	32
30.	TAXES	33
31.	INSURANCE	35
32.	LANDLORD EXCULPATION	37
33.	LANDLORD’S TITLE	37
34.	QUIET ENJOYMENT	37
35.	BROKER	37
36.	TRANSFER OF TITLE	37
37.	MANAGEMENT AGREEMENTS	38
38.	HAZARDOUS MATERIALS	38
39.	ESTOPPEL CERTIFICATE	43
40.	NOTICE OF LEASE	43
41.	MISCELLANEOUS	43

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LIST OF SCHEDULES AND EXHIBITS

Schedule 1	Base Rent Schedule
Exhibit A	Legal Description of Premises
Exhibit B	Permitted Encumbrances
Exhibit C Exhibit D	Approved Management Agreements Approved Subleases

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LEASE

Whereas, CHP Portland, LLC, a Delaware limited liability company (“Portland”) entered into that certain lease, with Sheridan Care Center LLC, an Oregon limited liability company, dba Sheridan Care Center (“Sheridan Operator”), Fernhill Estates LLC, an Oregon limited liability company, dba Fernhill Estates (“Fernhill Operator”), and Pacific Gardens Estates LLC, an Oregon limited liability company, dba Pacific Health and Rehabilitation (“Pacific Operator”), dated August 3, 2012, as amended to remove Pacific Operator as a party (“Original Lease 1”) and CHP Tigard, LLC, a Delaware limited liability company (“Tigard”), entered into that certain lease with Pacific Operator, dated December 24, 2012 (“Original Lease 2”).

Whereas, in connection with a HUD refinancing, the parties wish to terminate Original Lease 1 and Original Lease 2 and supersede those leases with this Master Lease.

Now Therefore, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the Landlord and the Tenant specified below hereby enter into this Master Lease (this “Lease”) as of the Date of Lease specified below.

1.           Fundamental Lease Provisions; Definitions.

1.1           Fundamental Lease Provisions. The following list sets out certain fundamental provisions pertaining to this Lease:

(a)           Date of Lease. As of September 1, 2014.

(b)           Landlord. Portland, Tigard, and CHP Sheridan, LLC, a Delaware limited liability company (“Sheridan”, and collectively with Portland and Tigard, the “Landlord”).

Landlord notice address:

CHP Portland, LLC

CHP Tigard, LLC

CHP Sheridan, LLC
c/o Summit Healthcare REIT, Inc.
2 South Pointe Dr., Suite 100

Lake Forest, CA 92630
Attn: Kent Eikanas
Email: KEikanas@summithealthcarereit.com
Phone: (949) 535-1923
Fax: (949) 535-2054

with copy to:	DLA Piper LLP (US) 2000 University Avenue East Palo Alto, California 94303 Attn: James E. Anderson, Esq. Email: jim.anderson@dlapiper.com Phone: (650) 833-2078 Fax: (650) 687-1158

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(c)           Tenant. SNF Management, LLC, an Oregon limited liability company (the “Tenant”).

Tenant notice address:	c/o Dakavia Management Corporation 4676 Commercial Street SE, #358 Salem, Oregon 97302-1902 Attn: Kent Emry Email: Kemry@dakavia.com Phone: (503) 689-1808 Fax: (866) 501-9708

with copy to:	Eric W. Jamieson c/o Garrett Hemann Robertson P.C. 1011 Commercial Street NE P O Box 749 Salem, Oregon 97308 Email: ejamieson@ghrlawyers.com Phone: (503) 581-1501 Fax: (503) 581-5891

1.2           Definitions. The following list sets out certain definitions used in this Lease:

(a)           “Adverse Healthcare Event”. The occurrence of any of the following at any Facility: any termination or suspension placed upon Tenant or the Healthcare Use of any portion of a Facility, the operation of the Healthcare Business conducted within a Facility or the ability to admit residents or patients for a period in excess of thirty (30) days or if the certification or licensure of any portion of the Property under any Legal Requirements is revoked, or suspended or materially limited for a period in excess of thirty (30) days, including, without limitation, (i) termination of provider agreements without Landlord's consent; or (ii) failure to maintain Tenant's qualifications for licenses, permits, certifications and any other healthcare requirement necessary to continue to operate a Facility for its Healthcare Use.

(b)           “Approved Management Agreements.” Those certain management agreements for the Premises by and between each Subtenant and each Manager, the form of which is attached hereto as Exhibit C.

(c)           “Approved Sublease.” Those certain subleases for the Premises by and between Tenant and each Subtenant, the form of which is attached hereto as Exhibit D.

(d)           “AR Lender.” A third party institutional lender providing an AR Loan or AR Financing (as defined below in Section 1.2(c)) to Tenant.

(e)           “AR Loan or AR Financing.” A loan obtained by Tenant from a third party institutional lender secured by the accounts receivable from Tenant’s business operations within any Facility.

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(f)           “AR Loan Documents.” All loan documents entered into by Tenant and/or AR Lender evidencing an AR Loan or AR Financing.

(g)           “Base Rent” (See Section 6). The amounts set forth on Schedule 1 hereto for the respective periods specified thereon.

(h)           “Broker.” Neither Landlord nor Tenant used a broker in connection with this Lease.

(i)           “C&C Threshold Repair Amount.” Fifty Thousand Dollars ($50,000).

(j)           “Capital Reserve Deposits.” The deposits required to be made by Tenant in the amount of Four Hundred Fifty Dollars ($450) per bed annually.

(k)           “Date of Rent Commencement.” Rent (Base Rent and Additional Rent) for each Facility shall be the date of the closing of the HUD Loan.

(l)           “EBITDAR.” Earnings before interest, taxes, depreciation, amortization and Rent.

(m)           “Exhibits.” All Exhibits and Schedules to this Lease are incorporated herein by this reference.

(n)           “Facilities.” Collectively, the Fernhill Facility, the Pacific Facility and the Sheridan Facility.

(o)           “Facility.” Any of the individual Facilities.

(p)           “Fernhill Facility.” The skilled nursing facility located at 5737 NE 37th Avenue, Portland, Oregon, and commonly referred to as Fernhill Manor.

(q)           “FF&E.” All furnishings, furniture, fixtures, and equipment owned by Landlord and used in or about the Premises, but expressly excluding any personal property owned by the residents of the Premises.

(r)           “FHA.” The Federal Housing Administration.

(s)           “Healthcare Business.” The business of operating each Facility for its respective Healthcare Use.

(t)           “Healthcare Use.” The use of the Fernhill Facility, the Pacific Facility and/or the Sheridan Facility as intermediate nursing care facilities, or as skilled nursing facilities or other statutory or regulatory approved long-term care use approved by Landlord in its sole and absolute discretion.

(u)           “HUD.” The United States Department of Housing and Urban Development.

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(v)           “HUD Lender.” A Lender providing a HUD Loan to Landlord on the Premises.

(w)           “HUD Loan.” A new loan secured by the Premises from a Lender insured by HUD.

(x)           “HUD Loan Documents.” The Loan Documents evidencing a HUD Loan on the Premises.

(y)           “HUD Program Requirements.” All applicable statutes and regulations, including all amendments to such statutes and regulations, as they become effective, and all applicable requirements in HUD handbooks, notices and mortgagee letters that apply to the Premises and all requirements by HUD that Tenant’s AR Lender subordinate to HUD Loan in accordance with this Lease, including all updates and changes to such handbooks, notices and mortgagee letters that apply to the Premises, except that changes subject to notice and comment rulemaking shall become effective upon completion of the rulemaking process. (Accounts Receivable lender inter creditor)

(z)           “Late Charge.” Five percent (5%) of the amount past due.

(aa)           “Laws.” As defined below in Section 11.1.

(bb)           “Lease Default Rate.” The lower of (a) fourteen percent (14%) per annum, or (b) the highest rate permitted to be contracted for under applicable Law.

(cc)           “Lease Deposit.” The Lease Deposit shall be in the amount of Four Hundred Twenty Thousand Dollars ($420,000).

(dd)           “Legal Requirements.” As defined below in Section 11.1.

(ee)           “Lender.” Any institutional entity that makes a loan or loans (such loan or loans collectively referred to herein as the “Loan”) to Landlord which is secured by a mortgage, deed of trust or similar instrument (the “Mortgage”) with respect to the Premises and of which Tenant is advised in writing by Landlord, and which may be insured by HUD pursuant to Sections 232 and 223(f) of the National Housing Act, as amended. Any such Loan may be evidenced by one or more promissory notes (collectively referred to herein as the “Note”).

(ff)           “Loan Documents.” Collectively, the Note, the Mortgage and all other documents entered into in connection with the Loan by Landlord and/or Tenant, including, but not limited to, the Regulatory Agreement for a HUD Loan.

(gg)           “Management Agreements.” The management agreements, as amended, between each Subtenant and the manager of the Facilities.

(hh)           “Manager.” Dakavia Management Corporation, an Oregon corporation.

(ii)           “Minimum Licensed Beds.” Sixty-three (63) licensed beds at the Fernhill Facility for skilled nursing care, one hundred twelve (112) licensed beds at the Pacific Facility for skilled nursing care, and fifty-one (51) licensed beds at the Sheridan Facility for intermediate nursing care and/or skilled nursing care.

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(jj)           “Minimum Rent Coverage.” For any trailing twelve (12) month period, a ratio of EBITDAR to all Base Rent of not less than 1.3 to 1.0, based on the amounts set forth on Schedule 1 attached hereto.

(kk)          “Pacific Facility.” The skilled nursing facility located at 14145 SW 105th Street, Tigard, Oregon 97224, and commonly referred to as Pacific Health and Rehabilitation.

(ll)           “Payment of Base Rent.” As set forth in Section 6.1, Base Rent shall be paid by wire or Automatic Clearing House (ACH) transfer to the account set forth in the rent direction letter from Landlord to Tenant delivered concurrently with the execution and delivery of this Lease.

(mm)        “Permitted Encumbrances.” All taxes (as defined in Section 30), Legal Requirements (as defined in Section 11), the Mortgage and associated encumbrances in favor of the Lender, any matters consented to by Landlord, Tenant and Lender in writing, those covenants, restrictions, reservations, liens, conditions, encroachments, easements, encumbrances and other matters of title that affect the Premises as of the date hereof (including, without limitation, those listed on Exhibit B hereto) or which arise due to the acts or omissions of Tenant with Landlord’s written consent, or due to the acts or omissions of Landlord with Tenant’s written consent, after the date hereof.

(nn)         “Premises.” That certain lot or parcel of real estate which is described on Exhibit A hereto, together with the Facilities and all improvements now or hereinafter situated on said property (together with all right, title and interest of Landlord in and to the lighting, electrical, mechanical, plumbing and heating, ventilation and air conditioning systems used in connection with said property, and all other carpeting, appliances and other fixtures and equipment attached or appurtenant to said property), and all rights, easements, rights of way, and other appurtenances thereto.

(oo)           “Regulatory Agreement.” Collectively, the Regulatory Agreement with Landlord and the Regulatory Agreement with Tenant.

(pp)           “Regulatory Agreement with Landlord.” That certain Regulatory Agreement to be entered into between HUD and Landlord relating to the Premises.

(qq)           “Regulatory Agreement with Tenant.” That certain Regulatory Agreement to be entered into between HUD and Tenant relating to the Premises.

(rr)           “Renewal Option(s).” The Tenant shall have the following Renewal Option (herein so called) to extend the Term of this Lease for up to a total of one (1) Extension Period (herein so called) of five (5) years each upon the same terms and conditions as are set forth in this Lease (except as otherwise expressly set forth herein), and for the Base Rent set forth on Schedule 1 hereto.

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(ss)           “Required Advance Notice to Exercise Renewal Options.” Notice to exercise a renewal option shall be provided no earlier than fifteen (15) months and no later than nine (9) months prior to the expiration of the then-current Term. (See Section 4).

(tt)           “Sheridan Facility.” The intermediate care nursing facility located at 411 SE Sheridan Road, Sheridan, Oregon, and commonly referred to as Sheridan Care Center.

(uu)           “State.” The State of Oregon.

(vv)           “Subtenant.” Sheridan Operator, Fernhill Operator, and Pacific Operator (collectively, the “Subtenant”).

(ww)           “Term.” The term of this Lease shall commence on the Date of Rent Commencement, and shall expire on the 31st day of July following the fifteenth (15th) anniversary of the Date of Rent Commencement; all subject to all terms and conditions of this Lease. One Hundred Eight days prior to termination of this Lease, Landlord shall identify and give Tenant notice of the name of the State-approved replacement tenant or operator which is licensed to provide skilled nursing care and intermediate nursing care in the State of Oregon. Tenant shall cooperate with Landlord in the transition to a new tenant.

(xx)           “Threshold Repair Amount.” Twenty-Five Thousand Dollars ($25,000).

2.           Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the Term and on the conditions herein provided, the Premises, subject, however, to the Permitted Encumbrances.

3.           No Merger of Title. There shall be no merger of this Lease nor of the leasehold estate created hereby with the fee estate in or ownership of the Premises by reason of the fact that the same entity may acquire or hold or own (i) this Lease or the leasehold estate created hereby or any interest therein and (ii) the fee estate or ownership of any of the Premises or any interest therein. No such merger shall occur unless and until all persons having any interest in (x) this Lease and the leasehold estate created hereby, and (y) the fee estate in the Premises including, without limitation, Lender’s interest therein, shall join in a written, recorded instrument effecting such merger.

4.           Renewal Options. Tenant has the Renewal Options, and may extend the Term of this Lease for each of the Extension Periods, upon all of the terms set forth in this Lease with the Base Rent in the amounts specified on Schedule 1 hereto for the respective Extension Periods. The Term of this Lease shall be extended if Tenant provides Landlord written notice of Tenant’s exercise of the Renewal Option in accordance with the Required Advance Notice to Exercise Renewal Options. Notwithstanding the foregoing, if (a) Tenant is in default beyond the applicable cure period on the date of giving Landlord notice of Tenant’s exercise of the Renewal Option, or (b) Landlord has previously given Tenant two (2) or more notices of default under this Lease during the previous twelve (12) month period, Tenant shall have no right to extend the Term and this Lease shall expire at the end of the existing Term.

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5.           Use; Licensing Requirements and Operating Covenants.

5.1           Use. Tenant may use the Premises for the Healthcare Use and for no other use or purpose. Tenant’s use of the Premises must be in accordance with all applicable Laws, including, without limitation, applicable zoning and land use Laws. In no event shall the Premises be used for any purpose which shall violate any of the provisions of any Permitted Encumbrance or any covenants, restrictions or agreements hereafter created by or consented to by Tenant applicable to the Premises; provided, however, that this sentence shall not apply with respect to any Permitted Encumbrance in effect on the Date of Rent Commencement so long as (i) the title insurance policy obtained by Landlord in connection with its purchase of the Premises (and the simultaneously issued Lender’s policy of title insurance) contains affirmative insurance against any loss arising due to a violation of such Permitted Encumbrance or if such affirmative title insurance is subsequently provided to Landlord and Lender at Tenant’s cost with respect to such Permitted Encumbrance on terms and conditions satisfactory to Landlord and Lender in their sole discretion, and (ii) violation of such Permitted Encumbrance could not result in Landlord or Lender suffering (A) any criminal liability, penalty or sanction, (B) any civil liability, penalty or sanction for which Tenant has not made provisions reasonably acceptable to Landlord and Lender, or (C) defeasance or loss of priority of its interest in the Premises; provided, further, however, that TENANT SHALL NONETHELESS BE OBLIGATED TO INDEMNIFY, DEFEND AND HOLD HARMLESS LANDLORD, LENDER AND ALL OTHER INDEMNIFIED PARTIES, FROM ANY AND ALL LOSSES, LIABILITIES, PENALTIES, ACTIONS, SUITS, CLAIMS, DEMANDS, JUDGMENTS, DAMAGES, COSTS OR EXPENSES SUFFERED AS A RESULT OF THE VIOLATION OF ANY SUCH PERMITTED ENCUMBRANCE BY TENANT. Tenant agrees that with respect to the Permitted Encumbrances and any covenants, restrictions or agreements hereafter created by or consented to by Tenant, Tenant shall observe, perform and comply with and carry out the provisions thereof required therein to be observed and performed by Landlord. Notwithstanding the foregoing, Tenant shall not use, occupy or permit the Premises to be used or occupied, nor do or permit anything to be done in or on the Premises in a manner which would constitute a public or private nuisance or waste.

5.2           Licensing Requirements. During the term of this Lease, the Premises shall be licensed by Tenant or its Subtenant for not less than the Minimum Licensed Beds. However, it is understood that Tenant is expected to use fewer than the current minimum licensed beds in the facility(ies). Tenant shall at all times maintain in good standing and full force a probationary or non-probationary license issued by the State and any other governmental agencies permitting the operation within the Pacific Facility and the Fernhill Facility as a skilled nursing facility of no less than the Minimum Licensed Beds for such Facilities and within the Sheridan Facility as an intermediate nursing facility of no less than the Minimum Licensed Beds for such Facility (subject to any reduction in the number of licensed beds required by any governmental authority, solely as a result of changes in laws, rules and regulations relating to the physical attributes of the improvements on the Premises) and shall at all times maintain in good standing and full force a provider agreement pursuant to which the Premises shall be entitled to participate in the Medicaid reimbursement program, and when applicable Medicare reimbursement program in order to receive reimbursement for the services provided at the Premises. Except as otherwise specifically provided herein no reduction in the number of licensed beds shall entitle Tenant to any reduction or adjustment of the Base Rent or Additional Rent payable hereunder, which shall be and continue to be payable by Tenant in the full amount set forth herein notwithstanding any such reduction in the number of licensed beds. Tenant shall, within five (5) business days following its receipt thereof, provide Landlord with a copy of any notice from the Department of Health and Human Services or any federal, state or municipal governmental agency, authority and/or court regarding any reduction in the number of licensed beds and Landlord shall have the right, but not the obligation, to contest, by appropriate legal or administrative proceedings, any such reduction. In the event Tenant temporarily or permanently loses the right or licensure to operate a skilled nursing facility and/or intermediate nursing facility described herein, then Tenant may obtain a substitute tenant approved by the State of Oregon to operate the facility(ies) subject to the consent of the Landlord which consent shall be in Landlord’s sole and absolute discretion.

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5.3           Operating Covenants.

(a)           Financial Reporting.

(i)           Within forty-five (45) days after the end of each of its fiscal years, Tenant shall furnish to Landlord full and complete unaudited financial statements of the operations of the Facilities for such annual fiscal period which shall be compiled by an independent Certified Public Accountant and such financial statements shall present fairly the financial condition of Tenant, and which shall contain a statement of capital changes, balance sheet and detailed income and expense statement (collectively called “Financial Statements”) as of the end of the fiscal year. Tenant shall also furnish to Landlord a copy of its cost report within ten (10) days after filing thereof. Each such cost report shall be certified as being true and correct by an officer of Tenant.

(ii)           Tenant shall also furnish to Landlord and to Lender copies of all financial statements for the Facilities for the preceding calendar month by the thirtieth (30th) day following the last day of said month.

(iii)           Within thirty (30) days after the date for filing Tenant’s tax return (as the same may be extended), Tenant shall furnish (and cause its auditor to be permitted to furnish) to Tenant and to Lender a copy of the tax return for Tenant for said year, certified by an officer of Tenant to be true, correct and complete.

(iv)           At least twenty-five (25) days prior to the commencement of Tenant's fiscal year, Tenant shall provide Landlord with an annual budget covering the operations of the Facilities including any proposed capital expenditures for the forthcoming fiscal year. Tenant shall also provide Landlord with such other information with respect to Tenant or the operations of the Facilities as Landlord may reasonably request from time to time. Tenant acknowledges that Landlord's receipt of the budgets shall not constitute nor be deemed an assumption of any obligation or liability of Landlord in connection with Tenant's business or operations, nor shall Landlord be deemed to be involved in Tenant's business or operations in any manner other than as Landlord under this Lease.

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(v)           In addition to the above financial statements, Tenant shall also provide to Landlord such other financial statement(s) or information relating to its operation as required by Landlord or Landlord’s Lender which is customarily maintained by Tenant, which shall be furnished to Landlord and to Lender not later than the date same are required under the Loan Documents, provided that in the event of a conflict between the dates required under this Lease for deliveries and the reasonable dates under any Loan Documents for such deliveries, then the dates for deliveries set forth in the Loan Documents shall control.

(vi)           Tenant shall keep and maintain or cause to be kept and maintained at all times at the offices of the Manager, or such other place as Landlord and/or Landlord's Lender may approve in writing, complete and accurate books of accounts and records adequate to reflect the results of the operations of the Property and to provide the financial statements required to be provided under this Section 5.3 and copies of all written contracts, correspondence, reports in connection with Landlord's loan, if any, and other documents affecting the Facilities. Landlord and Landlord's Lender and its designated agents shall have the right to inspect and copy, at their expense, any of the foregoing. Additionally, Tenant acknowledges that Landlord's Lender shall have the right to audit such records, and Tenant shall reasonably cooperate with such audit(s). The costs and expenses of the audit shall be paid by Tenant if the audit discloses a monetary variance in any financial information or computation equal to or greater than the greater of: (a) five percent (5%) of gross revenue which variance was a result of Tenant’s malfeasance or gross negligence; or (b) Twenty-Five Thousand Dollars ($25,000.00) more than any computation submitted by Tenant if such variance resulted in a substantial detriment to Landlord.

(b)           Regulatory Reporting. Tenant shall deliver to Landlord copies of all regulatory survey’s conducted by the State or any Federal agency, Reports of Contract (“ROCs”), Plans of Corrections (“POCs”) and Substantial Compliance notices within three (3) days of receiving or preparing.

(c)           Minimum Rent Coverage. Tenant shall maintain on a monthly basis the Minimum Rent Coverage. If Tenant fails to maintain the Minimum Rent Coverage, then Tenant shall deposit on a monthly basis with Landlord an additional Lease Deposit equal to five percent (5%) of the monthly revenue that Tenant derives from the business operated from the Premises. The funding of such additional Lease Deposit shall continue until the earlier of (i) the Lease Deposit equaling six (6) months of the then Base Rent payable under this Lease, or (ii) Tenant coming back into compliance with the Minimum Rent Coverage. Additional Lease Deposits funded pursuant to this Section 5.3(c) shall be held by Landlord until the end of the Term.

(d)           Occupancy. On a rolling three (3) month basis, Tenant shall maintain an occupancy level of not less than eighty-five percent (85%) of the occupancy level existing on the Date of this Lease. As of the Date of this Lease, Tenant represents and warrants to Landlord that there are not less 35 residents in the Fernhill Facility, 58 residents in the Pacific Facility, and 34 residents in the Sheridan Facility.

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6.           Rent.

6.1           Payment of Base Rent. Commencing as of the Date of Rent Commencement, Tenant shall pay Base Rent to Landlord, or to Lender if directed by Landlord in writing, at the business address of Landlord or Lender, as the case may be, specified herein, or at such other address as Landlord or Lender, as the case may be, shall from time to time designate by written notice to Tenant. The Base Rent shall be due and payable in the amounts set forth on Schedule 1 hereto, which Schedule 1 is incorporated herein by this reference. Tenant shall commence paying Base Rent on the Date of Rent Commencement (which Date of Rent Commencement is not required to occur on the first day of a month), and to the extent that the Date of Rent Commencement does not fall on the first day of a calendar month, then Base Rent for the calendar month in which the Date of Rent Commencement occurs shall be prorated based on the number of days in the calendar month in which the Date of Rent Commencement occurs. Other than payment of Base Rent on the Date of Rent Commencement (to the extent that the Date of Rent Commencement does not occur on the first day of a calendar month), Base Rent shall be due and payable on the first day of each month (or if such first day is not a business day, the first business day of each month) during the Term (each such date being referred to herein as a “Due Date”). Notwithstanding the foregoing, from the Date of Rent Commencement until Tenant is notified otherwise by Landlord and Lender, Base Rent shall be paid by wire or Automatic Clearing House (ACH) transfer to the account specified in the rent direction letter from Landlord to Tenant.

6.2           Partial Months. Any Base Rent paid for a partial period of occupancy shall be allocated to such partial period. The foregoing notwithstanding, Tenant’s obligation to pay insurance charges pursuant to Section 31 of this Lease, taxes pursuant to Section 30 of this Lease, and all other Additional Rent shall commence upon the Date of Rent Commencement.

6.3           Payment of Additional Rent. Commencing as of the Date of Rent Commencement, all taxes, costs, expenses, and other amounts which Tenant is required to pay pursuant to this Lease (other than Base Rent), including, but not limited to insurance required pursuant to Section 31 of this Lease together with every fine, penalty, interest and cost which may be added for non-payment or late payment thereof, shall constitute additional obligations hereunder (“Additional Rent”). All Additional Rent shall be paid directly by Tenant to the party to whom such Additional Rent is due. If Tenant shall fail to pay any such Additional Rent or any other sum due hereunder when the same shall become due (and if no due date is specified, then such amounts shall be payable within ten (10) business days following written notice of demand therefor), Landlord shall have all rights, powers and remedies with respect thereto as are provided herein or by Law in the case of non-payment of any Base Rent and shall, except as expressly provided herein, have the right, not sooner than ten (10) days after notice to Tenant (except in the event of an emergency, as reasonably determined by Landlord, in which case prior notice shall not be necessary) of its intent to do so, to pay the same on behalf of Tenant, and Tenant shall repay such amounts to Landlord on demand. Tenant shall pay to Landlord interest at the Lease Default Rate on all overdue Additional Rent and other sums due hereunder, in each case paid by Landlord or Lender on behalf of Tenant, from the date of payment by Landlord or Lender until repaid by Tenant.

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6.4           Late Payments. If any installment of Base Rent, Additional Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee by the due date therefor, then Tenant shall pay to Landlord the Late Charge calculated off of the past due amount plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay such amount. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder, at law and/or in equity and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the Late Charge, any Base Rent, Additional Rent or other amounts owing hereunder which are not paid within five (5) days of the date that they are due shall thereafter bear interest until paid at the Lease Default Rate.

6.5           Lease Deposit. The Lease Deposit shall be deposited by Tenant with Landlord in accordance with Section 1.2(bb) of this Lease. The Lease Deposit shall serve as security for the payment and performance of the obligations, covenants, conditions and agreements contained herein. The Lease Deposit shall not constitute an advance payment of any amounts owed by Tenant under this Lease, nor a measure of damages to which Landlord shall be entitled upon a breach of this Lease by Tenant or upon termination of this Lease nor any other limitation on Landlord’s damages or other rights under this Lease nor as a payment of liquidated damages. Landlord may, without prejudice to any other remedy, use the Lease Deposit to the extent necessary to remedy any default which has lapsed beyond the applicable notice and cure period in the payment of Base Rent or Additional Rent or to satisfy any other obligation of Tenant hereunder and to remedy any Event of Default hereunder. In the event that any portion of the Lease Deposit is used by Landlord as set forth herein, Tenant shall promptly, on demand, restore the Lease Deposit to its original amount. Landlord shall keep the Lease Deposit separate from its own funds in a separately segregated, interest bearing account. The Lease Deposit shall not be a limitation on Landlord’s damages or other rights under this Lease, or a payment of liquidated damages, or an advance payment of the Base Rent. Landlord shall return the unused portion of the Lease Deposit to Tenant within thirty (30) days after the end of the Term. If Landlord transfers its interest in the Premises during the Term, Landlord shall assign the Lease Deposit to the transferee who shall become obligated to Tenant for its return pursuant to the terms of this Lease, and thereafter Landlord shall have no further liability for its return, provided assignee shall assume such obligations in writing.

7.           Net Lease; True Lease.

7.1           Net Lease. The obligations of Tenant hereunder shall be separate and independent covenants and agreements, and Base Rent, Additional Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events, and the obligations of Tenant hereunder shall continue during the Term, unless the requirement to pay or perform the same shall have been terminated pursuant to the provisions of Section 14.4 or Section 15. This is an absolutely net lease and Base Rent, Additional Rent and all other sums payable hereunder by Tenant shall be paid without notice or demand, and without setoff, counterclaim, recoupment, abatement, suspension, reduction or defense. This Lease is the absolute and unconditional obligation of Tenant, and the obligations of Tenant under this Lease shall not be affected by any interference with Tenant’s use of any of the Premises for any reason, including, but not limited to, the following: (i) any damage to or destruction of any of the Premises by any cause whatsoever (except as otherwise expressly provided in Section 14.4), (ii) any Condemnation (except as otherwise expressly provided in Section 15), (iii) the prohibition, limitation or restriction of Tenant’s use of any of the Premises, (iv) Tenant’s acquisition of ownership of any of the Premises other than pursuant to an express provision of this Lease, (v) any default on the part of Landlord under this Lease or under any other agreement, (vi) any latent or other defect in, or any theft or loss of any of the Premises, (vii) any violation of Section 34 by Landlord (provided, that this Section 7.1(vii) shall not limit Tenant’s rights, if any, to seek injunctive relief against Landlord for violation of said Section 34), or (viii) any other cause, whether similar or dissimilar to the foregoing, any present or future Law to the contrary notwithstanding. Except as otherwise set forth herein, all costs and expenses (other than depreciation, interest on and amortization of debt incurred by Landlord, and costs incurred by Landlord in financing or refinancing the Premises) and other obligations of every kind and nature whatsoever relating to the Premises and the appurtenances thereto and the use and occupancy thereof which may arise or become due and payable with respect to the period which ends on the expiration or earlier termination of the Term in accordance with the provisions hereof (whether or not the same shall become payable during the Term or thereafter) shall be paid and performed by Tenant. Tenant shall pay all expenses related to the maintenance and repair of the Premises, and taxes and insurance costs. This Lease shall not terminate and Tenant shall not have any right to terminate this Lease (except as otherwise expressly provided in this Lease), or to abate Base Rent or Additional Rent during the Term.

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7.2           True Lease. Landlord and Tenant agree that this Lease is a true lease and does not represent a financing arrangement. Each party shall reflect the transaction represented hereby in all applicable books, records and reports (including income tax filings) in a manner consistent with “true lease” treatment rather than “financing” treatment.

7.3           No Termination of Lease. Tenant shall remain obligated under this Lease in accordance with its terms and shall not take any action to terminate, rescind or avoid this Lease, notwithstanding any bankruptcy, insolvency, reorganization, liquidation, dissolution or other proceeding affecting Landlord or any action with respect to this Lease which may be taken by any trustee, receiver or liquidator or by any court.

8.           Condition. Tenant acknowledges that it or one of its affiliates owned and occupied the Premises immediately prior to the commencement of the Term. Accordingly, Tenant is fully familiar with the physical condition of the Premises as of the date hereof, and that Landlord makes no representation or warranty express or implied, with respect to same, except as expressly set forth herein. EXCEPT FOR LANDLORD’S COVENANT OF QUIET ENJOYMENT SET FORTH IN SECTION 34 AND ANY OTHER REPRESENTATIONS EXPRESSLY SET FORTH HEREIN, LANDLORD MAKES NO AND EXPRESSLY HEREBY DENIES ANY REPRESENTATIONS OR WARRANTIES REGARDING THE CONDITION OR SUITABILITY OF THE PREMISES TO THE EXTENT PERMITTED BY LAWS, AND TENANT WAIVES ANY RIGHT OR REMEDY OTHERWISE ACCRUING TO TENANT ON ACCOUNT OF THE CONDITION OR SUITABILITY OF THE PREMISES, OR (EXCEPT WITH RESPECT TO LANDLORD’S WARRANTY SET FORTH IN SECTION 34) TITLE TO THE PREMISES, AND TENANT AGREES THAT IT TAKES THE PREMISES “AS IS,” WITHOUT ANY SUCH REPRESENTATION OR WARRANTY, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES. Tenant has examined the Premises and title to the Premises, and has found all of the same satisfactory for all purposes.

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9.           Liens. Tenant shall not, directly or indirectly, create, or permit to be created or to remain, and shall remove and discharge (including, without limitation, by any statutory bonding procedure or any other bonding procedure reasonably satisfactory to Landlord and Lender which shall be sufficient to prevent any loss of the Landlord’s or Lender’s interest in the Premises) within thirty (30) days after obtaining knowledge thereof any mortgage, lien, encumbrance or other charge on the Premises or the leasehold estate created hereby or any Base Rent or Additional Rent payable hereunder which arises for any reason, other than: the Landlord’s Mortgage (and any assignment of leases or rents collateral thereto); the Permitted Encumbrances or which subsequently arise with the prior written consent of Landlord and Lender; and any mortgage, lien, encumbrance or other charge created by or resulting from any act or omission by Landlord or those claiming by, through or under Landlord (other than Tenant). Landlord shall not be liable for any labor, services or materials furnished to Tenant or to any party holding any portion of the Premises through or under Tenant and no mechanic’s or other liens for any such labor, services or materials shall attach to the Premises or the leasehold estate created hereby.

10.           Repairs and Maintenance.

10.1           Tenant’s Repair and Maintenance Obligations. Tenant shall keep, maintain and repair, at its sole cost and expense, the Premises, including, without limitation, the roof walls, footings, foundations, HVAC, mechanical and electrical equipment and systems in or serving the Premises and structural and nonstructural components and systems of the Premises, parking areas, sidewalks, roadways and landscaping in safe and good condition and repair, and shall make all repairs and replacements (substantially equivalent in quality and workmanship to the original work) of every kind and nature, whether foreseen or unforeseen, which may be required to be made, in order to keep and maintain the Premises in good repair and condition, except for ordinary wear and tear and (other than for any Restoration required by the terms of this Lease) any damage to the Premises by any Major Condemnation of the Premises. Tenant shall prevent deferred maintenance from accumulating at the Premises. Landlord shall have the right to enter the Premises at reasonable times and upon reasonable notice to Tenant to perform annual inspections of the Premises to ensure that the Premises are maintained in good working order and that the Premises are free from maintenance issues and any other issues which would decrease the value of the Premises once returned to Landlord at the end of the Term. Tenant shall do or cause others to do all shoring of the Premises or of the foundations and walls of the Facilities and every other act necessary or appropriate for the preservation and safety thereof (including, without limitation, any repairs required by Law as contemplated by Section 11), by reason or in connection with any excavation or other building operation upon the Premises, and Landlord shall have no obligation to do so. Landlord shall not be required to make any repair, replacement, maintenance or other work whatsoever, or to maintain the Premises in any way. Nothing in the preceding sentence shall be deemed to preclude Tenant from being entitled to insurance proceeds or awards for any taking to the extent provided in this Lease. Tenant shall, in all events, make all repairs, replacements and perform maintenance and other work for which it is responsible hereunder, in a good, proper and workmanlike manner. Without limiting the generality of the foregoing, Tenant shall be responsible for the performance of all maintenance and repairs of the Facilities.

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10.2           Encroachments and Non-Compliance Issues. If all or any part of any Facility shall encroach upon any property, street or right-of-way adjoining or adjacent to the Premises, or shall violate the agreements or conditions affecting the Premises or any part thereof or shall violate any Laws or Legal Requirements, or shall hinder, obstruct or impair any easement or right-of-way to which the Premises is subject, then, promptly after written request of Landlord (unless such encroachment, violation of any agreements or conditions of record, hindrance, obstruction or impairment (a) existed or was constructed prior to the Date of Rent Commencement and constituted an encroachment, violation, hindrance, obstruction or impairment as of the Date of Rent Commencement; (b) is a Permitted Encumbrance in existence as of the Date of Rent Commencement and constituted an encroachment, violation, hindrance, obstruction or impairment as of the Date of Rent Commencement, or (c) subsequently arises with the prior written consent of Landlord and Lender, and Landlord and Lender have obtained, at Tenant’s cost, affirmative title insurance coverage against any loss arising due to any such matter on terms and conditions satisfactory to Landlord and Lender in their sole discretion, provided that this clause (c) shall not relieve Tenant from any liability for the removal, remedying, repair or replacement of any such encroachment, violation, hindrance, obstruction or impairment to the extent that the same exists) or of any person affected thereby, Tenant shall, at its sole expense, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting therefrom, or (ii) make such changes, including alterations to such Facility (subject, however, to Tenant’s maintenance and repair obligations in Section 10.1) and take such other action as shall be necessary to remove or eliminate such encroachments, violations, hindrances, obstructions or impairments, provided that, if Landlord’s or Lender’s consent is required for such changes pursuant to this Lease, Landlord’s or Lender’s consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall have no liability for and shall not be required to take any action to remove or eliminate any Permitted Encumbrance in existence as of the Date of Rent Commencement that constituted an encroachment, violation, hindrance, obstruction or impairment as of the Date of Rent Commencement.

10.3           Tenant’s Failure to Perform. If Tenant shall be in default under any of the provisions of this Section 10, Landlord may, after thirty (30) days written notice to Tenant and failure of Tenant to cure during said period (or such longer period of time as may reasonably be necessary, but under no circumstances longer than a total of ninety (90) days, if the default may not be cured within thirty (30) days but Tenant has commenced and is diligently pursuing a cure of such default), but without notice in the event of an emergency, do whatever is necessary to cure such default as may be appropriate under the circumstances for the account of and at the expense of Tenant. If an emergency exists, Landlord shall use reasonable efforts to notify Tenant of the situation by phone or other available communication before taking any such action to cure such default. All reasonable sums so paid by Landlord and all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) so incurred, together with interest at the Lease Default Rate from the date of payment or incurring of the expense, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand.

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10.4           Inspection Prior to Expiration of Term. One (1) year prior to the expiration of the Term of this Lease, Tenant shall at its own expense cause the Premises to be inspected, the results of which shall be made available to Landlord and Lender not less than eleven (11) months prior to the end of the Term, to determine whether the condition of the Premises complies with the requirements of this Lease. In addition to any document or information which Tenant is expressly required to deliver pursuant to this Lease, Tenant will also deliver to Landlord, promptly upon request, information with reasonably available to Tenant with respect to the Premises reasonably (both as to content and frequency) requested by Lender pursuant to the Mortgage or other documents evidencing or securing the Loan; provided that this shall not increase the obligations of Tenant to deliver environmental reports beyond that required in Section 38. Neither Landlord nor Lender shall request such information more than annually unless a change in circumstances after the Rent Commencement Date makes it reasonable to request information more frequently.

10.5           Lender Required Repairs. Tenant shall be responsible for any repairs to the Facilities or reserves for repairs to the Facilities required by Lender in accordance with the Loan Documents. Landlord shall provide a copy of Loan Documents to Tenant upon receipt of the Loan Documents by Landlord.

10.6           Life Safety Repairs. Tenant shall make such repairs and replacements relating to items covered by temporary life safety code waivers if such temporary life safety code waivers are not continued or are otherwise removed and shall correct any deficiencies or violations previously covered by such waivers, at Tenant’s sole cost, within the time periods required by applicable governmental authorities.

10.7           Capital Reserve Deposits. Tenant shall be required to make Capital Reserve Deposits and shall make monthly deposits with Landlord, in an amount equal to one-twelfth (1/12) (or such greater amount as may be reasonably required by Lender) of the Capital Reserve Deposit to fund future anticipated capital expenditures. The Capital Reserve Deposits shall be due and payable on the first (1st) day of each month as Additional Rent. The Capital Reserve Deposits shall not bear interest, unless interest on the Capital Reserve Deposits is paid to Landlord by Lender. The Capital Reserve Deposits shall be held by Landlord and/or Lender and shall be used to pay the capital expenditures as they become due and payable. If the amount of Tenant’s payments made under this Section 10.7 shall be less than the total amount due or otherwise required, then Tenant shall pay the full deficiency at the time the qualifying capital expenditure is made. Tenant shall provide all capital expenditure draw requests to Landlord in writing along with receipts and or invoices documenting the amount of the capital expenditure to be reimbursed by Landlord. Upon receipt of such receipts, invoices and/or additional documentation reasonably requested by Landlord, Landlord shall reimburse Tenant for such costs up to the amount of Capital Reserve Deposits made by Tenant and then being held by Landlord and/or Lender.

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11.           Compliance With Laws.

11.1           Tenant’s Obligations. During the Term, Tenant shall comply with all Laws and Legal Requirements relating to the Premises. As used herein, (i) the term “Laws” shall mean all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, even if unforeseen or extraordinary, of every duly constituted governmental authority or agency (but excluding those which by their terms are not applicable to and do not impose any obligation on Tenant, Landlord or the Premises or which are due to take effect after expiration of the Term), and (ii) the term “Legal Requirements” shall mean all Laws and all covenants, restrictions and conditions now or in the future of record which may be applicable to Tenant, Landlord (with respect to the Premises) or to all or any part of or interest in the Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Premises.

11.2           Tenant’s Right to Contest. Notwithstanding anything herein to the contrary, after prior written notice to Landlord, Tenant, at Tenant’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Law or Legal Requirement, the applicability of any Law or Legal Requirement to Tenant or the Premises or any alleged violation of any Law or Legal Requirement, provided that (i) Tenant is not in default of any of the provisions of this Lease, which default has lapsed beyond any applicable notice and cure period; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Tenant is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Premises, nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Tenant shall promptly upon final determination thereof comply with any such Law or Legal Requirement determined to be valid or applicable or cure any violation of any Law or Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Law or Legal Requirement against Tenant or the Premises; and (vi) Tenant shall furnish such security as may be required in the proceeding to insure compliance with such Law or Legal Requirement, together with all interest and penalties payable in connection therewith. Landlord may apply any such security, as necessary to cause compliance with such Law or Legal Requirement at any time when, in the reasonable judgment of Landlord, the validity, applicability or violation of such Law or Legal Requirement is finally established or the Premises (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

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12.           Access to Premises.

12.1           Access Rights. Upon reasonable notice to Tenant, Landlord and Lender and their respective employees, contractors, agents and representatives may enter upon the Premises to (i) show the Premises to purchasers and potential purchasers, and to mortgagees and potential mortgagees, or (ii) for the purpose of inspecting the Premises or performing any work which Landlord is permitted to perform under this Lease; provided, that, for purposes of subpart (ii) of this sentence, Landlord and Lender shall not be required to give notice prior to entry onto the Premises in the event of an emergency situation. Upon reasonable notice to Tenant, during the six (6) months preceding the expiration or earlier termination of this Lease, Landlord also may enter onto the Premises to show the Premises to persons wishing to rent the same, at reasonable times and accompanied by a representative of Tenant. No such entry shall constitute an eviction of Tenant but any such entry shall be done by Landlord in such reasonable manner as to minimize any disruption of Tenant’s business operations. Provided, however, that neither Landlord nor Lender shall enter the Premises as described above or stay on the Premises in a manner which unreasonably disrupts Tenant’s activities and operations of Tenant’s business on the Premises nor in violation of any Law.

12.2           Lender Meetings. Upon request of Lender, Tenant will arrange for meetings between such Lender (or its representatives) and a representative of Tenant designated by Tenant to discuss operations at the Premises; provided, that Tenant shall not be obligated to arrange for such meetings more than once in each calendar quarter. If allowed by the Lender, such meetings may be by telephone, email or other electronic method as may be reasonable under the circumstances and in view of the meeting cost.

12.3           Lender’s Rights under Mortgage. Further, to the extent allowed by Law, Tenant hereby agrees to the licenses and other rights to enter onto the Premises which are granted to Lender under the Mortgage. Provided, however, that Tenant shall not be required to obtain from any occupant of the Premises a waiver of any Law relating to the occupant’s privacy or notice prior to inspection.

13.           Waiver of Subrogation. To the extent allowed by Law, notwithstanding anything in this Lease to the contrary, Landlord and Tenant each waive any rights of action for negligence against the other party, which may arise during the Term for damage to the Premises or to the property therein resulting from any fire or other casualty, but only to the extent covered by insurance or to the extent the same would have been covered by the insurance had Tenant maintained the insurance to be maintained under this Lease.

14.           Damage; Destruction.

14.1           In the event of any damage to or destruction of the Premises by fire, the elements or other casualty during the Term (a “Casualty”), Tenant shall give Landlord and Lender, if any, prompt written notice thereof. Tenant shall adjust, collect and compromise any and all claims covered by insurance.

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14.2           In the event of any such Casualty (whether or not insured against) the Term shall continue and there shall be no abatement or reduction of Base Rent, Additional Rent or of any other sums payable by Tenant hereunder.

14.3           All proceeds of any insurance required to be carried hereunder less any and all expenses of Landlord or Lender in collecting such proceeds, if any (the “Net Proceeds”) shall be delivered to Tenant to apply in accordance with the terms of this Lease if (i) the estimated cost of restoring or repairing the Premises to as nearly as possible to its value, condition, character, utility and useful life immediately before such Condemnation or Casualty, but in any event assuming the Premises have been maintained in accordance with the requirements of Section 10 (such restoration or repair of the Premises, whether in connection with a Condemnation or a Casualty, as the context requires, herein called a “Restoration”), shall be the C&C Threshold Repair Amount or less, (ii) no Event of Default or Disqualifying Default (as hereinafter defined) has occurred and is continuing, and (iii) the long-term unsecured debt of Tenant is rated at least BBB by Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies, Inc. (“S&P”) and at least Baa2 by Moody’s Investors Service, Inc. (“Moody’s”) (the “Minimum Rating”). In all other events the Net Proceeds shall be delivered to a trustee which shall be a federally insured bank or other financial institution, selected by Landlord and Tenant and reasonably satisfactory to Lender (the “Trustee”) to be held and disbursed in accordance with the provisions of Section 14.5; provided, however, that if at the time of the delivery of the Net Proceeds a Mortgage is in existence, the Lender or the servicer of the Loan may act as Trustee without the consent of either Landlord or Tenant. As used herein, a “Disqualifying Default” shall mean and include (i) any uncured failure to make any payment of Base Rent when due hereunder, and (ii) the occurrence of any event or condition described in subparts (vi) or (vii) of Section 23.1 hereof without regard to any notice or lapse of time set forth in such subparts which may be required for such events or conditions to mature into an Event of Default

14.4           Tenant shall, whether or not the Net Proceeds of such insurance are sufficient for the purpose or delivered to Tenant, promptly complete the Restoration of the Improvements damaged by any such Casualty in compliance with all requirements set forth in this Lease and all Legal Requirements, and such Restoration shall be completed in such a manner as not to impair the market value or usefulness of the Premises for use in Tenant’s ordinary course of business, all at Tenant’s sole cost and expense. Tenant shall notify Landlord in writing of the estimated cost thereof (the “Restoration Cost”). Landlord and its agents, employees and contractors shall have the right to enter the Premises for the purpose of assessing and adjusting the amount of the Restoration Cost, and Landlord shall have the right in its reasonable discretion to reasonably approve the amount of the Restoration Cost. Tenant shall not have any right to abate the payment of Fixed Rent or Additional Rent as a result of any Casualty. Notwithstanding anything to the contrary, unless if otherwise provided in the Loan Documents, all insurance proceeds shall be utilized for payment of the Restoration Costs or deposited in the Capital Reserve and the Capital Reserves may be utilized to pay all or portion of the restoration costs if the insurance proceeds are not sufficient to do so.

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14.5           Net Proceeds held by the Trustee shall be invested in accordance with prudent investment standards adopted by the Landlord, Lender and Tenant from time to time, and shall be disbursed from time to time in accordance with the following conditions:

(a)           Before commencing the Restoration the architects, general contractor(s), and plans and specifications for the Restoration shall be approved by Landlord and Lender, which approval shall not be unreasonably withheld or delayed; and which approval shall be granted to the extent that the plans and specifications depict a Restoration which is substantially similar to the improvements and equipment which existed prior to the occurrence of the Casualty or Taking, whichever is applicable, or, if any Facility was under construction prior thereto, which depict a Restoration to the condition to which such Facility was to have been constructed.

(b)           At the time of any requested disbursement, no Event of Default or Disqualifying Default shall exist and no mechanics’ or materialmen’s liens shall have been filed and remain undischarged or unbonded, with the exception of any mechanics’ or materialmen’s liens caused by Landlord.

(c)           Disbursements shall be made from time to time in an amount not exceeding the hard and soft cost of the work and costs incurred since the last disbursement upon receipt of (A) satisfactory evidence, including architects’ certificates of the stage of completion, of the estimated costs of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) partial releases of liens, if the same are obtainable or, if such partial releases are not obtainable, endorsements to Landlord’s and Lender’s title insurance policies showing no exceptions for mechanics’ or materialmen’s or any similar liens, and (C) other reasonable evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed in place or delivered to the site and free and clear of mechanics’ lien claims.

(d)           Each request for disbursement shall be accompanied by a certificate of Tenant or its architect describing the work, materials or other costs or expenses for which payment is requested, stating the cost incurred in connection therewith and stating that Tenant has not previously received payment for such work or expense and the certificate to be delivered by Tenant upon completion of the work shall, in addition, state that the work has been substantially completed and complies with the applicable requirements of this Lease.

(e)           The Trustee may retain ten percent (10%) of the Net Proceeds until the Restoration is at least eighty percent (80%) complete and five percent (5%) of the Net Proceeds thereafter, which amount may continue to be held as retainage until the completion of all punch list items following substantial completion of the Restoration.

(f)           At all times the undisbursed balance of the Net Proceeds held by Trustee plus any funds contributed thereto by Tenant, at its option, shall be not less than the cost of completing the Restoration, free and clear of all liens.

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(g)           In addition, before commencement of Restoration and at any time during Restoration, if the estimated cost of Restoration, as reasonably determined by an independent architect mutually agreed upon by the parties in their reasonable discretion, exceeds the amount of the Net Proceeds available for such Restoration, the amount of such excess shall (i) be paid by Tenant to the Trustee to be added to the Net Proceeds, (ii) be secured by Tenant by posting a payment bond or other security in form and in the amount of such excess, as satisfactory to Landlord, (iii) be secured by Tenant by providing Landlord with an irrevocable letter of credit (“Letter of Credit”) in a form satisfactory to Landlord and issued by a bank which is a commercial bank or trust company satisfactory to Landlord and insured by the Federal Deposit Insurance Corporation (FDIC), having banking offices at which the Letter of Credit may be drawn down upon in New York City, payable at sight to Landlord, or (iv) Tenant shall fund at its own expense the costs of such Restoration until the remaining Net Proceeds are sufficient for the completion of the Restoration. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of Restoration, the Net Proceeds shall be deemed to be disbursed prior to any amount added by Tenant.

(h)           Provided no Event of Default or Disqualifying Default exists and is continuing, any Net Proceeds remaining after final payment has been made for such Restoration shall be promptly delivered to Tenant. Notwithstanding any contrary provision hereof, if an Event of Default or a Disqualifying Default has occurred and is continuing, Landlord shall be entitled to retain any Net Proceeds and to apply the same to either repair the damages or to pay other amounts accrued and payable to Landlord hereunder or Lender under the Mortgage, at Lender’s or, if there is then no Lender, Landlord’s sole option. No such retention by Landlord shall impose on Landlord any obligation to repair the Premises or relieve Tenant of its obligations to repair the Premises.

15.           Condemnation.

15.1           Promptly upon obtaining knowledge of any proceeding for condemnation or eminent domain with respect to the Premises (a “Taking” or “Condemnation”), Tenant and Landlord shall each notify the other and Lender, and each shall be entitled to participate in such proceeding at Tenant’s sole expense. Tenant shall pay the costs of such proceeding and Tenant and Landlord, to the extent ethically possible, shall utilize the same legal counsel in such proceeding. Provided, however, that if the Condemnation Award for the applicable Facility exceeds the Landlord’s Purchase Price for the Facility that is subject to the Taking by more than $2,000,000, the excess funds above that amount (i.e. Purchase Price for the Facility plus $2,000,000) shall first be paid to Tenant to reimburse Tenant for its attorneys’ fees and costs incurred in the Condemnation proceeding, and any remaining proceeds shall thereafter shall be paid to Landlord. Subject to the provisions of this Section 15, Tenant hereby irrevocably assigns to Landlord’s Lender or to Landlord, in that order, any award or payment in respect of any Condemnation of the Premises, except that (except as hereinafter provided) nothing in this Lease shall be deemed to assign to Landlord or Lender any award relating to the value of the leasehold interest created by this Lease or any award or payment on account of an interruption of Tenant’s business at the Premises or the Tenant’s trade fixtures, moving expenses and out-of-pocket expenses incidental to the move, if available, to the extent Tenant shall have a right to make a separate claim therefor against the condemnor, it being agreed, however, that Tenant shall in no event be entitled to any payment that reduces the award to which Landlord is or would be entitled for the condemnation of Landlord’s interest in the Premises.

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15.2           If (i) the entire Premises or (ii) a material portion of any Facility or land comprising a portion of the Premises the loss of which would, in Tenant’s commercially reasonable judgment, render the Premises unsuitable for Restoration or for the continued use and occupancy in Tenant’s business after Restoration, shall be the subject of a Taking (a “Major Condemnation”), then not later than ninety (90) days after such Taking has occurred, Tenant shall serve written notice upon Landlord and Lender (“Tenant’s Termination Notice”) of Tenant’s intention to terminate this Lease on any Base Rent payment Due Date specified in such notice, which Due Date (the “Involuntary Conversion Termination Date”) shall be no sooner than ninety (90) days and no later than one hundred twenty (120) days after Tenant’s Termination Notice but, in any event, not later than the last day of the Term of this Lease.

15.3           In the event of any Taking of a portion of the Premises which does not result in a termination of this Lease, the net award resulting from the Taking, i.e., after deducting therefrom all expenses incurred in the collection thereof shall be held in accordance with Section 14.3. In the event of any such Taking, Tenant shall promptly commence and diligently complete the Restoration (as defined in Section 14.3) of the Premises in accordance with all Laws and Legal Requirements and all other terms of this Lease. Any net award from Condemnation not resulting in a termination of this Lease shall be disbursed in the same manner as set forth with respect to Net Proceeds in Section 14.5, provided, however, that Net Proceeds remaining after final payment has been made for such Restoration shall be promptly delivered to Landlord and shall be owned by Landlord.

15.4           No agreement with any Taking authority in settlement of or under threat of any Taking shall be made by Landlord or Lender without Tenant’s prior written consent (provided, that Tenant’s consent shall, not be required if an Event of Default or a Disqualifying Default then exists and is continuing), or by Tenant without Landlord’s and Lender’s prior written consent.

15.5           In the case of any Taking, all Base Rent, Additional Rent and other obligations of Tenant shall continue unabated until the termination of this Lease.

16.           Assignment and Subletting.

16.1           Other than the Permitted Subleases and except in the normal course of Tenant’s business, Tenant shall not have the right to assign this Lease nor any interest therein, nor to sublet the whole or any part of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. Landlord and Tenant agree that Tenant may lease a portion of the Premises to a provider of rehabilitation services, physical therapy services, or similar service provider, after obtaining the written consent of Landlord which consent shall not be unreasonably withheld. In the event of any permitted assignment of the Lease or a sublease of a portion of the Premises described in this Lease, Tenant shall remain liable for the obligations of Tenant hereunder, which liability of Tenant shall be and remain that of a primary obligor and not a guarantor or surety. Tenant agrees that in the case of a permitted assignment of this Lease, Tenant shall, within fifteen (15) days after the execution and delivery of any such assignment, deliver to Landlord (i) a duplicate original of such assignment in recordable form and (ii) an agreement executed and acknowledged by the assignee in recordable form wherein the assignee shall agree to assume and agree to observe and perform all of the terms and provisions of this Lease on the part of the Tenant to be observed and performed from and after the date of such assignment. In the case of a permitted sublease, Tenant shall, within fifteen (15) days after the execution and delivery of such sublease, deliver to Landlord a duplicate original of such sublease. Any sublease or license relating to the Premises shall be subject to and subordinate to this Lease. In no event shall Tenant be permitted to assign this Lease to an entity with long-term unsecured debt rated below the minimum rating.

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16.2           For the purposes of this Section 16.2, the term “assign” or “assignment” shall include the following events: if Tenant is a partnership, a withdrawal or change (voluntary, involuntary or by operation of law or otherwise) of any of the general partners thereof or of general and limited partners owning in the aggregate fifty percent (50%) or more of the capital and profits of the partnership, or the dissolution of the partnership; or if Tenant consists of more than one person, a purported assignment, transfer, mortgage or encumbrance (voluntary, involuntary or by operation of law or otherwise) from one thereof unto the other or others thereof; or, if Tenant is a corporation, any dissolution merger, consolidation or other reorganization of Tenant or any change in the ownership of fifty percent (50%) or more of its capital stock or fifty percent (50%) or more of its voting stock from the ownership existing on the date of execution hereof; or, the sale of fifty percent (50%) or more of the value of the assets of Tenant.

16.3           Upon the occurrence of an Event of Default under this Lease, Landlord shall have the right to collect and enjoy all rents and other sums of money payable under any sublease of any of the Premises, and Tenant hereby irrevocably and unconditionally assigns such rents and money to Landlord, which assignment may be exercised upon and after (but not before) the occurrence of an Event of Default.

17.           Alterations.

17.1           Tenant may make non-structural, interior and/or exterior alterations, changes, additions, improvements, reconstructions or replacements of any of the Premises (“alterations”), other than those which would result in a diminution in the value of the Premises that do not exceed the Threshold Repair Amount in the aggregate. Unless required by applicable federal, state or local law or regulation, Tenant shall obtain the prior written consent of Landlord and Lender to any alteration (i) which would result in a diminution in the value of the Premises, (ii) the cost of which in the aggregate exceeds the Threshold Repair Amount or (iii) which is structural in nature, which consent to a structural alteration shall not be unreasonably withheld. Without limitation, in determining whether a structural alteration is “reasonable” for purposes of subsection (iii) of the preceding sentence, Landlord shall have the right to consider whether such alteration would impair the structural integrity of the Premises, would impair the fair market value of the Premises, or would otherwise adversely affect the overall marketability of the Premises, as determined in Landlord’s reasonable discretion.

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17.2           Tenant shall do all such work in a good and workmanlike manner, at its own cost, and in accordance with Laws and Legal Requirements. Tenant shall discharge, within sixty (60) days after notice of the filing of the same (by payment or by filing the necessary bond, or otherwise), any mechanics’, materialmen’s or other lien against the Premises and/or Landlord’s interest therein, which lien may arise out of any payment due for any labor, services, materials, supplies, or equipment furnished to or for Tenant in, upon, or about the Premises.

17.3           At Tenant’s sole cost and without liability to Landlord, Landlord agrees to reasonably cooperate with Tenant (including signing applications upon Tenant’s written request) in obtaining any necessary permits, variances and consents for any alterations which Tenant is permitted or required to make hereunder; provided none of the foregoing shall, in any manner, result in a material reduction of access to or ingress to or egress from the Premises, a diminution in the value of the Premises, a change in zoning having a material adverse effect on the ability to use the Premises for the Healthcare Business by Tenant or otherwise have a material adverse effect on the ability to use the Premises for the Healthcare Business by Tenant.

17.4           Tenant agrees that in connection with any alteration: (i) the fair market value of the Premises shall not be lessened by more than a de minimus extent after the completion of any such alteration, or its structural integrity impaired; (ii) all such alterations shall be performed in a good and workmanlike manner, and shall be expeditiously completed in compliance with all Legal Requirements; (iii) Tenant shall promptly pay all costs and expenses of any such alteration; (iv) Tenant shall procure and pay for all permits and licenses required in connection with any such alteration; and (v) all alterations shall be made (in the case of any alteration the estimated cost of which in any one instance exceeds the Threshold Repair Amount) under the supervision of an architect or engineer and in accordance with plans and specifications which shall be submitted to Landlord and Lender (for information purposes only) prior to the commencement of the alterations.

17.5           All contracts and payments to contractors, subcontractors, suppliers and other persons in connection with any alteration, Restoration, repair or other work performed at the Premises shall be entered into, made and performed in compliance with all Laws and Legal Requirements.

18.           Signs. At Tenant’s sole cost, Tenant may install, replace, relocate and maintain and repair in and on the Facilities, such signs, awnings, lighting effects and fixtures as may be used from time to time by Tenant (collectively, ‘‘Signs”). At Tenant’s sole cost and without liability to Landlord, Landlord agrees to cooperate with Tenant (including signing applications upon Tenant’s written request) in obtaining any necessary permits, variances and consents for Tenant’s Signs. All Signs of Tenant shall comply with Laws and Legal Requirements.

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19.           Surrender.

19.1           At the expiration or other termination of this Lease, Tenant shall surrender the Premises to Landlord in as good order and condition as they were at the commencement of the Term or may be put in thereafter in accordance with this Lease, reasonable wear and tear and (other than for any Restoration required by the terms of this Lease) damage to the Premises by any Major Condemnation of the Premises excepted. All alterations, except Tenant’s furniture, trade fixtures, satellite communications dish and equipment, computer and other similar moveable equipment and shelving (“trade fixtures”), shall become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the termination or other expiration of the Term. At the expiration or termination of the Term, Tenant shall remove its trade fixtures, as well as its Signs and identification marks, from the Premises. Tenant agrees to repair any and all damage caused by such removal. Trade fixtures and personal property not so removed at the end of the Term or within thirty (30) days after the earlier termination of the Term for any reason whatsoever shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Premises. The reasonable cost of removing and disposing of such property and repairing any damage to any of the Premises caused by such removal shall be borne by Tenant. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any property which becomes the property of Landlord as a result of such expiration or earlier termination. The provisions of this Section 19.1 shall survive the termination or expiration of this Lease.

19.2           Upon termination of this Lease for any reason, Tenant will return to Landlord the Premises licensed by the State of Oregon and by any and all governmental agencies having jurisdiction over the Premises as a skilled nursing facility and/or intermediate nursing care facility for the Fernhill Facility and the Pacific Facility and an intermediate nursing care facility for the Sheridan Facility with at least the Minimum Licensed Beds for each Facility (subject to any reduction in the number of licensed beds required by any governmental authority solely as a result of changes in laws, rules and regulations relating to the physical attributes of the improvements on the Premises) with an unrestricted license in full force and good standing for no less than the Minimum Licensed Beds (subject to any reduction in the number of licensed beds required by any governmental authority solely as a result of changes in laws, rules and regulations relating to the physical attributes of the improvements on the Premises).

19.3           Upon the expiration or earlier termination of this Lease, Tenant and Subtenant, as applicable, shall enter into an operating transition agreement (the “OTA”) with Landlord in order to provide for the orderly transition of the operation of each Facility following the termination of this Lease. The OTA shall provide for a procedure for the assignment and assumption of all resident agreements, operating agreements and other agreements that Landlord elects to have assigned from Tenant. In addition, the OTA shall address the transition of licensing requirements for each Facility under all applicable Legal Requirements.

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20.           Subordination of Lease; Mortgage Reserves.

20.1           Subordination. This Lease shall be subject and subordinate to any Mortgage and to all advances made upon the security thereof provided that Lender shall execute and deliver to Tenant an agreement in a form reasonably requested by Lender (“SNDA Agreement”), providing that Lender recognizes this Lease and agrees to not disturb Tenant’s possession of the Premises in the event of foreclosure if Tenant is not then in default hereunder beyond any applicable cure period. Tenant agrees, upon receipt of such SNDA Agreement, to execute such SNDA Agreement and such further reasonable instruments) as may be necessary to so subordinate this Lease. The term “Mortgage” shall include any mortgages, deeds of trust or any other similar hypothecations on the Premises securing Lender’s Loan to Landlord, regardless of whether or not such Mortgage is recorded.

20.2           Attornment. Tenant agrees to attorn, from time to time, to Lender, and to any purchaser of the Premises, for the remainder of the Term, provided that Lender or such purchaser shall then be entitled to possession of the Premises, subject to the provisions of this Lease. This subsection shall inure to the benefit of Lender or such purchaser, shall apply notwithstanding that, as a matter of Law, this Lease may terminate upon the foreclosure of the Mortgage (in which event the parties shall execute a new lease for the remainder of the Term containing the provisions of this Lease), shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions. Each such party shall however, upon demand of the other, execute instruments in confirmation of the foregoing provisions reasonably satisfactory to the requesting party acknowledging such subordination, non-disturbance and attornment and setting forth the terms and conditions hereof.

20.3           Consent to Assignment of Lease to Lender. Tenant hereby consents to any assignment of this Lease by Landlord to or for the benefit of any Lender. Without limitation of the preceding sentence, Tenant hereby specifically consents to any Assignment of Lease and Rents executed by Landlord to and for the benefit of the Lender named herein.

20.4           Mortgage Reserves. Notwithstanding anything to the contrary in this Lease, all real estate tax, insurance reserve, capital expenditure reserves or other reserves required by the Lender against the Premises during the term of this Lease shall be paid by the Tenant to Landlord and shall be repaid to Tenant to the extent not applied in accordance with this Lease or the Mortgage when such holder repays such sums to Landlord and to the extent same are not required to be held for any replacement mortgage or are required to fund obligations of the Tenant under this Lease. Real estate taxes for the first and last year of the Lease Term shall be prorated in the same manner as the real estate taxes were prorated in connection with Landlord’s acquisition of the Premises.

21.           Tenant’s Obligation to Discharge Liens. Prior to the imposition of any fine, lien, interest or penalty Tenant shall timely pay and discharge all amounts and obligations which Tenant assumes or agrees to pay or discharge pursuant to this Lease, together with every fine, penalty and interest with respect thereto.

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22.           Utilities. Tenant agrees to timely pay for all utilities consumed by it in the Premises, prior to delinquency.

23.           Tenant Default.

23.1           Any of the following occurrences or acts shall constitute an Event of Default (herein so called) under this Lease:

(a)           Tenant’s failure to make any payment when due of any installment of Base Rent payable hereunder, and such default shall continue for ten (10) days after written notice of such default is sent to Tenant by Landlord (or Lender).

(b)           Tenant’s failure to make any payment when due of any installment of Additional Rent payable hereunder and such default shall continue for ten (10) days after notice of such default is sent to Tenant by Landlord (or Lender).

(c)           The failure by Tenant to maintain insurance as required under this Lease, provided that if the insurance required under this Lease lapses for a period not in excess of thirty (30) days, and Tenant reinstates such lapsed insurance without a claim having been made, then such Event of Default shall be deemed cured for purposes of this Lease, provided further that Tenant shall indemnify Landlord for any claim arising in connection with such lapsed insurance.

(d)           Tenant’s failure to abide by any of the other covenants, agreements or obligations of this Lease, and such default shall continue for more than thirty (30) days after written notice thereof from Landlord (or Lender) specifying such default, provided, that if Tenant has commenced to cure within said thirty (30) days, and thereafter is in good faith diligently prosecuting same to completion, said thirty (30) day period shall be extended, for a reasonable time (not to exceed one hundred eighty (180) days or, with respect to a breach of Tenant’s obligations under Section 38, such longer period as may reasonably be necessary to cure such default so long as (i) Tenant delivers to Landlord a certificate of a qualified environmental remediation specialist that such default could not be cured within such one hundred eighty (180) days but is curable; and (ii) Tenant is in good faith diligently prosecuting such cure to completion) where, due to the nature of a default, it is unable to be completely cured within thirty (30) days.

(e)           Any execution or attachment shall be issued against Tenant or any of its property whereby the Premises shall be taken or occupied or attempted to be taken or occupied by someone other than Tenant, and the same shall not be bonded, dismissed, or discharged as promptly as possible under the circumstances

(f)           Tenant (i) shall make any assignment or other act for the benefit of creditors, (ii) shall file a petition or take any other action seeking relief under any state or federal insolvency or bankruptcy Laws, or (iii) shall have an involuntary petition or any other action filed against either of them under any state or federal insolvency or bankruptcy Laws which petition or other action is not vacated or dismissed within sixty (60) days after the commencement thereof.

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(g)           The estate or interest of Tenant in the Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred and such process shall not be vacated or discharged within sixty (60) days after such levy or attachment.

(h)           Any material representation or warranty made by Tenant to Landlord herein or in any document delivered pursuant to this Lease is misleading or false when made.

(i)           The occurrence of an Adverse Healthcare Event at any Facility; provided if (i) the default described in this Section is curable, (ii) Tenant diligently commences the cure of such default and uses commercially reasonable efforts to diligently pursue any appeals or other required actions in accordance with applicable laws and regulations, and (iii) such default does not affect the ability of Tenant to comply with its financial obligations under this Lease, then such Adverse Healthcare Event shall not constitute a default until the earlier to occur of (A) final, adverse action upholding, in whole or in part, such termination, suspension, or material adverse action or restriction or (B) the passage of ninety (90) days from the date such termination, suspension or material adverse action or restriction was instituted without a final action having occurred.

23.2           If an Event of Default shall have occurred and be continuing, Landlord shall be entitled to all remedies available at law or in equity. Without limiting the foregoing, Landlord shall have the right to give Tenant notice of Landlord’s termination of the Term of this Lease. Upon the giving of such notice, the Term of this Lease and the estate hereby granted shall expire and terminate on such date as fully and completely and with the same effect as if such date were the date herein fixed for the expiration of the Term of this Lease, and all rights of Tenant hereunder shall expire and terminate, but Tenant shall remain liable as hereinafter provided.

23.3           To the extent allowable under applicable Law, if an Event of Default shall have occurred and be continuing, Landlord shall have the immediate right, whether or not the Term of this Lease shall have been terminated pursuant to Section 23.2, to re-enter and repossess the Premises and the right to remove all persons and property therefrom by summary proceedings, ejectment, any other legal action or in any lawful manner Landlord determines to be necessary or desirable. Landlord shall be under no liability by reason of any such re-entry, repossession or removal unless such re-entry, repossession or removal has not been authorized and approved by any and all federal, state and/or local governmental agencies having jurisdiction. Such re-entry, repossession or removal shall be construed as an election by Landlord to terminate this Lease unless a notice of such termination is given to Tenant pursuant to Section 23.2.

23.4           At any time or from time to time after a re-entry, repossession or removal pursuant to Section 23.3, whether or not the Term of this Lease shall have been terminated pursuant to Section 23.2, Landlord may (but, except to the extent expressly required by any applicable Law, shall be under no obligation to) relet the Premises for the account of Tenant, in the name of Tenant or Landlord or otherwise, without notice to Tenant, for such term or terms and on such conditions and for such uses as Landlord, in its absolute discretion, may determine. Landlord may collect any rents payable by reason of such reletting. Except to the extent required by applicable Law, Landlord shall not be liable for any failure to relet the Premises or for any failure to collect any rent due upon any such reletting.

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23.5           No expiration or termination of the Term of this Lease pursuant to Section 23.2, by operation of law or otherwise, and no re-entry, repossession or removal pursuant to Section 23.3 or otherwise, and no reletting of the Premises pursuant to Section 23.4 or otherwise, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, re-entry, repossession, removal or reletting,

23.6           In the event of any expiration or termination of the Term of this Lease or re-entry or repossession of the Premises or removal of persons or property therefrom by reason of the occurrence of an Event of Default, Tenant shall pay to Landlord all Base Rent, Additional Rent and other sums required to be paid by Tenant, in each case together with interest thereon at the Lease Default Rate from the due date thereof to and including the date of such expiration, termination, re-entry, repossession or removal; and thereafter, Tenant shall, until the end of what would have been the Term of this Lease in the absence of such expiration, termination, re-entry, repossession or removal and whether or not the Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages: (i) all Base Rent, Additional Rent and other sums which would be payable under this Lease by Tenant in the absence of any such expiration, termination, re-entry, repossession or removal, less (ii) the net proceeds, if any, of any reletting effected for the account of Tenant pursuant to Section 23.4, after deducting from such proceeds all reasonable expenses of Landlord in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, reasonable attorneys’ fees and expenses (including, without limitation, fees and expenses of appellate proceedings), alteration costs and expenses of preparation for such reletting. Tenant shall pay such liquidated and agreed current damages on the dates on which Base Rent would be payable under this Lease in the absence of such expiration, termination, re-entry, repossession or removal, and Landlord shall be entitled to recover the same from Tenant on each such date.

23.7           At any time after any such expiration or termination of the Term of this Lease or re-entry or repossession of the Premises or removal of persons or property thereon by reason of the occurrence of an Event of Default, whether or not Landlord shall have collected any liquidated and agreed current damages pursuant to Section 23.6, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord on demand, as and for liquidated and agreed final damages for Tenant’s default and in lieu of all liquidated and agreed current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the sum of (i) the excess, if any of (A) the aggregate of all Base Rent, Additional Rent and other sums which would be payable under this Lease, in each case from the date of such demand (or, if it be earlier, the date to which Tenant shall have satisfied in full its obligations under Section 23.6 to pay liquidated and agreed current damages) for what would be the then-unexpired Term of this Lease in the absence of such expiration, termination, re-entry, repossession or removal, discounted at the rate equal to the then current rate on U.S. Treasury obligations of comparable maturity to such Term (the “Treasury Rate”), but in no event greater than the non-default rate of interest for the Loan (such lower rate being referred to as the “Discount Rate”) over (B) the amount of such rental loss that Tenant proves could be reasonably avoided by commercially reasonable mitigation efforts by Landlord, discounted at the Discount Rate for the same period, plus (ii) all reasonable legal fees and other costs and expenses incurred by Landlord and Lender as a result of Tenant’s default under this Lease. If any Law shall limit the amount of liquidated final damages to less than the amount above agreed upon, Landlord shall be entitled to the maximum amount allowable under such Law.

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Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy at law or in equity, including the right of injunction. Tenant waives any rights of redemption granted by any Laws if Tenant is evicted or dispossessed, for any cause, or if Landlord obtains possession of the Premises by reason of the violation by Tenant of any of the terms of this Lease.

23.8           In addition to the foregoing remedies set forth in this Section 23 and all other remedies available at law or in equity, and regardless of whether or not an Event of Default has occurred under this Lease, if Tenant has failed to perform any of its duties, obligations, covenants or agreements under this Lease, Landlord may give notice to Tenant that it has failed to perform any such duty, obligation, covenant or agreement (herein called a “Notice of Breach”) and may thereafter pursue any rights or remedies available to it at law or in equity including, without limitation, filing a suit for damages as a result of such breach or a suit for specific performance of any such duties, obligations, covenants or agreements. Any Notice of Breach delivered under this Section 23.8 or any such rights or remedies pursued by Landlord shall not be deemed to be a notice of default under any provision of this Section 23 and shall not result, with or without the passage of time, in an Event of Default existing under this Lease; provided that the delivery of any such Notice of Breach shall not limit Landlord’s right (which right will not be exercised without the consent of Lender so long as the Premises are subject to a Mortgage which requires Lender’s consent for the exercise thereof) to subsequently deliver notice (with respect to the same event or condition which is the subject of such Notice of Breach or any other event or condition) which will declare or, with the passage of time, result in an Event of Default hereunder. Further, after delivery of any such Notice of Breach, but without notice in the event of an emergency, if Tenant fails to cure such breach during the time that Tenant has to cure such breach under Section 23.1 above, Landlord may do whatever is reasonably necessary and permitted hereunder to cure such breach as may be appropriate under the circumstances for the account of and at the expense of Tenant. All reasonable sums so paid by Landlord and all reasonable costs and expenses (including attorneys’ fees and expenses) so incurred, together with interest thereon at the Lease Default Rate from the date of payment, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand.

23.9           Subject to applicable Laws relating to the operations of Tenant in the Premises, Tenant acknowledges that one of the rights and remedies available to Landlord under applicable law is to apply to a court of competent jurisdiction for the appointment of a receiver to take possession of part or all of the Premises, to collect the rents, issues, profits and income of the Premises and to manage the operation of the Premises. Tenant further acknowledges that the revocation or suspension of the certification of any portion of the Premises for provider status under Medicare or Medicaid (or successor programs) for a period of thirty (30) days or more and/or the revocation or suspension of a license relating to the operation of any portion of the Premises for its intended use under the laws of the State for a period of thirty (30) days or more will materially and irreparably impair the value of Landlord's investment in the Premises. Therefore, in any of such events, and in addition to any other right or remedy of Landlord under this Lease, Landlord may petition any appropriate court for, and Tenant hereby consents to, the appointment of a receiver to take possession of the Property, to manage its operation, to collect and disburse all rents, issues, profits and income generated thereby and to preserve or replace to the extent possible any such license and provider certification for the Property or to otherwise substitute the licensee or provider thereof. The receiver shall be entitled to a reasonable fee for its services as a receiver. All such fees and other expenses of the receivership estate shall be added to the Minimum Rent due to Landlord under this Lease. Tenant hereby irrevocably stipulates to the appointment of a receiver under such circumstances and for such purposes and agrees not to contest such appointment. Tenant, on behalf of itself and its affiliates, agrees to waive all rights to negotiate terms of an OTA and further agrees to execute all transfer documentation including an OTA.

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24.           HUD Addendum.

24.1           The provisions of the Master Lease Addendum attached hereto (the "Addendum") are incorporated into this Lease by this reference. For so long as HUD is the holder or insurer of any indebtedness secured by the Leased Premises, the provisions of the Addendum shall apply to this Lease.

24.2           In the event of any conflict between any provision of the Addendum and any other provision of this Lease, the provision of the Addendum shall govern and control.

24.3           The Addendum shall not be modified or removed from this Lease without the prior written consent of HUD and Lender, unless the Leased Premises is no longer security for the Loan.

25.           Rent Payments. If Landlord’s interest in this Lease shall pass to another, or if the Base Rent or Additional Rent hereunder shall be assigned, or if a party other than Landlord shall become entitled to collect the Base Rent or Additional Rent due hereunder, then notice thereof shall be given to Tenant by Landlord in writing, or, if Landlord is an individual and shall have died or become incapacitated, by Landlord’s legal representative, accompanied by due proof of the appointment of such legal representative; provided, that if Base Rent is then being paid to Lender, then notwithstanding such notice from Landlord, Tenant shall continue to pay Base Rent to Lender until it receives contrary notice from Lender. Until such notice and proof shall be received by Tenant, Tenant may continue to pay the rent due hereunder, and Landlord shall indemnify and hold Tenant harmless from any challenges to such payments, to the one to whom, and in the manner in which, the last preceding installment of rent hereunder was paid, and each such payment shall fully discharge Tenant with respect to such payment.

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Tenant shall not be obligated to recognize any agent for the collection of rent or otherwise authorized to act with respect to the Premises until written notice of the appointment and the extent of the authority of such agent shall be given to Tenant by the one appointing such agent.

26.           Holdover. If Tenant shall hold over after the expiration date of the Term, or if Tenant shall hold over after the date specified in the Tenant’s Termination Notice given by Tenant under Section 15.2, then, in either such event, Tenant shall be a month-to-month Tenant on the same terms as herein provided, except that the monthly Base Rent will be 1.5 times the monthly Base Rent payable by Tenant during the final full calendar month of the Term or, if applicable, during any extension of the Term, immediately preceding such holdover period.

27.           Notices. Whenever, pursuant to this Lease, notice or demand shall or may be given to either of the parties (including Lender) by the other, and whenever either of the parties shall desire to give to the other any notice or demand with respect to this Lease or the Premises, each such notice or demand shall be in writing, and any Laws to the contrary notwithstanding, shall not be effective for any purpose unless the same shall be given or served as follows: by mailing the same to the other party by registered or certified mail, return receipt requested, or by delivery by nationally recognized overnight courier service provided a receipt is required, at its Notice Address set forth in Part I hereof, or at such other address as either party (including, without limitation, Lender) may from time to time designate by notice given to the other. The date of receipt of the notice or demand shall be deemed the date of the service thereof (unless delivery of the notice or demand is refused or rejected, in which case the date of such refusal or rejection shall be deemed the date of service thereof).

28.           Indemnity. TENANT SHALL DEFEND LANDLORD AND ANY OF LANDLORD’S OWNERS, PARTNERS, TRUSTEES, BENEFICIAL OWNERS, MEMBERS, MANAGERS, EMPLOYEES, AGENTS, OFFICERS, DIRECTORS OR SHAREHOLDERS, TOGETHER WITH THE LENDER, AND ANY OWNER, PARTNER, MEMBER, MANAGER, TRUSTEE, BENEFICIAL OWNER, OFFICER, DIRECTOR, SHAREHOLDER, EMPLOYEE OR AGENT OF THE LENDER OR ANY HOLDER OF A PASS-THROUGH OR SIMILAR CERTIFICATE ISSUED BY THE LENDER (HEREIN, COLLECTIVELY, “INDEMNIFIED PARTIES”) WITH RESPECT TO, AND SHALL PAY, PROTECT, INDEMNIFY AND HOLD HARMLESS THE INDEMNIFIED PARTIES FROM AND AGAINST, ANY AND ALL LIABILITIES, LOSSES, DAMAGES, PENALTIES, COSTS, EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES), CAUSES OF ACTION, SUITS, CLAIMS, DEMANDS OR JUDGMENTS OF ANY NATURE WHATSOEVER, HOWEVER CAUSED, (A) TO WHICH ANY INDEMNIFIED PARTY IS SUBJECT BECAUSE OF LANDLORD’S OR LENDER’S ESTATE IN THE PREMISES OR (B) ARISING FROM (I) INJURY TO OR DEATH OF ANY PERSON OR PERSONS OR DAMAGE TO OR LOSS OF PROPERTY, REAL OR PERSONAL, IN ANY MANNER ARISING THEREFROM, OCCURRING ON THE PREMISES OR CONNECTED WITH THE USE, NON-USE, CONDITION, OCCUPANCY, MAINTENANCE, REPAIR OR REBUILDING OF ANY THEREOF, WHETHER OR NOT SUCH INDEMNIFIED PARTY HAS OR SHOULD HAVE KNOWLEDGE OR NOTICE OF THE DEFECT OR CONDITIONS, IF ANY, CAUSING OR CONTRIBUTING TO SAID INJURY, DEATH, LOSS, DAMAGE OR OTHER CLAIM, (II) TENANT’S VIOLATION OF THIS LEASE, (III) ANY ACT OR OMISSION OF TENANT OR ITS AGENTS, CONTRACTORS, LICENSEES, SUBTENANTS OR INVITEES, AND (IV) ANY CONTEST REFERRED TO IN SECTION 30.2; PROVIDED, THAT TENANT SHALL NOT BE REQUIRED TO INDEMNIFY, DEFEND OR HOLD HARMLESS ANY INDEMNIFIED PARTY FOR ANY SUCH MATTERS ARISING DUE TO THE GROSS NEGLIGENCE, INTENTIONAL ACT, OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY. TENANT COVENANTS UPON NOTICE FROM SUCH INDEMNIFIED PARTY TO DEFEND SUCH INDEMNIFIED PARTY IN SUCH ACTION, WITH THE EXPENSES OF SUCH DEFENSE PAID BY TENANT; PROVIDED, THAT IN CONNECTION WITH TENANT’S OBLIGATIONS TO PROVIDE A DEFENSE OF THE INDEMNIFIED PARTIES HEREUNDER, TENANT SHALL BE ENTITLED TO SELECT COUNSEL REASONABLY SATISFACTORY TO LANDLORD TO DEFEND SUCH INDEMNIFIED PARTIES SO LONG AS DEFENSE OF MULTIPLE PARTIES IS REASONABLE UNDER THE CIRCUMSTANCES AND SO LONG AS SUCH COMMON DEFENSE DOES NOT LIMIT ANY REASONABLE CLAIMS OR DEFENSES WHICH COULD BE RAISED BY ANY SUCH INDEMNIFIED PARTIES. THE OBLIGATIONS OF TENANT UNDER THIS SECTION 28 SHALL SURVIVE ANY TERMINATION OF THIS LEASE. ANY AMOUNTS PAYABLE TO ANY INDEMNIFIED PARTY HEREUNDER BY REASON OF THE APPLICATION OF THIS SECTION 28 SHALL BECOME IMMEDIATELY DUE AND PAYABLE; AND SUCH AMOUNTS SHALL BEAR INTEREST AT THE LEASE DEFAULT RATE FROM THE DATE LOSS OR DAMAGE IS PAID BY SUCH INDEMNIFIED PARTY UNTIL PAID BY TENANT.

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LANDLORD AND TENANT INTEND THAT, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, THE INDEMNITIES AND RELEASES PROVIDED IN THIS LEASE BY TENANT FOR THE BENEFIT OF LANDLORD, LENDER OR ANY OTHER INDEMNIFIED PARTIES (INCLUDING WITHOUT LIMITATION, THE INDEMNITIES SET FORTH IN THIS SECTION 28 AND IN SECTION 38.5 OF THIS LEASE), SHALL APPLY EVEN IF AND WHEN THE SUBJECT MATTER OF THE INDEMNITIES AND RELEASES ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF LANDLORD, LENDER OR ANY OTHER INDEMNIFIED PARTIES, OR ARISE AS A RESULT OF STRICT LIABILITY OF LANDLORD, LENDER OR ANY OTHER INDEMNIFIED PARTIES, BUT IN NO EVENT SHALL TENANT BE OBLIGATED TO INDEMNIFY LANDLORD, LENDER OR ANY OTHER INDEMNIFIED PARTIES WITH RESPECT TO MATTERS ARISING FROM THEIR GROSS NEGLIGENCE AND/OR INTENTIONAL ACT OR WILLFUL MISCONDUCT.

29.           Tenant to Comply with Matters of Record. Tenant agrees to perform all obligations of Landlord and pay all costs, expenses and other amounts (including, without limitation, any liquidated damages) which Landlord or Tenant may be required to pay in accordance with, and to comply and cause the Premises to comply in all respects with all of the terms and conditions o£ any reciprocal easement agreement or any other agreement or document of record now affecting the Premises (including, without limitation, the Permitted Encumbrances) or hereafter executed or filed with Tenant’s written consent (each, herein referred to as a “Matter of Record”, and collectively as the “Matters of Record”) during the Term. TENANT SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS LANDLORD AND LENDER AND ALL OTHER INDEMNIFIED PARTIES FROM ANY CLAIM, LOSS OR DAMAGE SUFFERED BY LANDLORD OR LENDER OR SUCH INDEMNIFIED PARTIES BY REASON OF TENANT’S FAILURE TO PERFORM ANY OBLIGATIONS OR PAY ANY COSTS, EXPENSES OR OTHER AMOUNTS (INCLUDING WITHOUT LIMITATION, LIQUIDATED DAMAGES) AS REQUIRED UNDER ANY MATTERS OF RECORD OR COMPLY AND CAUSE THE PREMISES TO COMPLY WITH THE TERMS AND CONDITIONS OF ANY MATTERS OF RECORD DURING THE TERM.

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30.           Taxes.

30.1           Subject to the provisions hereof relating to contests and mortgage reserves, Tenant shall pay and discharge, before any interest or penalties are due thereon, all of the following taxes, charges, assessments, ground rents, levies and other items (collectively, “tax” or “taxes”), even if unforeseen or extraordinary, which are imposed or assessed on or subsequent to the Date of Rent Commencement during the Term, regardless of whether payment thereof is due prior to, during or after the Term: all taxes of every kind and nature (including, without limitation, real, ad valorem, personal property, and sales and use tax), on or with respect to the Premises (including, without limitation, any taxes assessed against Landlord’s reversionary estate in the Premises or against any real property other than the Premises which is included within the tax parcel which includes the Premises), the Base Rent and Additional Rent (including, without limitation, ad valorem taxes) payable hereunder, this Lease or the leasehold estate created hereby; all charges and/or assessments for any easement or agreement maintained for the benefit of the Premises; and all general and special assessments, levies, water and sewer assessments and other utility charges, use charges, impact fees and rents and all other public charges and/or taxes whether of a like or different nature. Landlord shall promptly deliver to Tenant any bill or invoice Landlord receives with respect to any tax; provided, that the Landlord’s failure to deliver any such bill or invoice shall not limit Tenant’s obligation to pay such tax. Landlord agrees to cooperate with Tenant to enable Tenant to receive tax bills directly from the respective taxing authorities. Nothing herein shall obligate Tenant to pay, and the term “taxes” shall exclude (unless the taxes referred to in clauses (i) and (ii) below are in lieu of or a substitute for any other tax or assessment upon or with respect to any of the Premises which, if such other tax or assessment were in effect on the Date of Rent Commencement, would be payable by Tenant hereunder or by Law), federal, state or local (i) franchise, capital stock or similar taxes, if any, of Landlord, (ii) income, excess profits or other taxes, if any, of Landlord, determined on the basis of or measured by Landlord’s net income, (iii) any estate, inheritance, succession, gift, capital levy or similar taxes of Landlord, (iv) taxes imposed upon Landlord under Section 59A of the Internal Revenue Code of 1986, as amended, or any similar state, local, foreign or successor provision, (v) any amounts paid by Landlord pursuant to the Federal Insurance Contribution Act (commonly referred to as FICA), the Federal Unemployment Tax Act (commonly referred to as FUTA), or any analogous state unemployment tax act, or any other payroll related taxes, including, but not limited to, any required withholdings relating to wages, (vi) except as otherwise provided in Section 15, any taxes in connection with the transfer or other disposition of any interest, other than Tenant’s (or any person claiming under Tenant), in the Premises or this Lease, to any person or entity, including but not limited to, any transfer, capital gains, sales, gross receipts, value added, income, stamp, real property gains or withholding tax, and (vii) any interest, penalties, professional fees or other charges relating to any item listed in clauses (i) through (vi) above; provided, further, that Tenant is not responsible for making any additional payments in excess of amounts which would have otherwise been due, as tax or otherwise, but for a withholding requirement which relates to the particular payment and such withholding is in respect to or in lieu of a tax which Tenant is not obligated to pay; and provided, further, that if at any time during the Term of this Lease, the method of taxation shall be such that there shall be assessed, levied, charged or imposed on Landlord a tax upon the value of the Premises or any present or future improvement or improvements on the Premises, including without limitation, any tax which uses rents received from Tenant as a means to derive value of the property subject to such tax, then all such levies and taxes or the part thereof so measured or based shall be payable by Tenant, but only to the extent that such levies or taxes would be payable if the Premises were the only property of Landlord, and Tenant shall pay and discharge the same as herein provided in the event that any assessment against the Premises is payable in installments, Tenant may pay such assessment in installments; and in such event, Tenant shall be liable only for those installments which become due and payable prior to or during the Term, or which are appropriately allocated to the Term even if due and payable after the Term. Tenant shall deliver, or cause to be delivered, to Landlord and Lender, promptly upon Landlord’s or Lender’s written request, evidence satisfactory to Landlord and Lender that the taxes required to be paid pursuant to this Section 30 have been so paid and are not then delinquent.

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30.2           After prior written notice to Landlord and Lender, at Tenant’s sole cost, Tenant may contest (including seeking an abatement or reduction of) in good faith any taxes agreed to be paid hereunder; provided, that (i) Tenant first shall satisfy any Legal Requirements, including, if required, that the taxes be paid in full before being contested or, if not required to be paid in full, such contest shall suspend the collection of such taxes, (ii) no Event of Default has occurred and is continuing and no Event of Default under this Lease shall occur as a result of such contest, and (iii) failing to pay such taxes will not subject Landlord or Lender to criminal or civil penalties or fines or to prosecution for a crime, or result in the sale, forfeiture, termination, cancellation or loss of any portion of the Premises or any interest therein, any Base Rent or any Additional Rent Tenant agrees that each such contest shall be promptly and diligently prosecuted to a final conclusion, except that Tenant shall have the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay and shall indemnify, defend and hold Landlord and Lender and all other indemnified Parties harmless against any and all losses, judgments, decrees and costs (including, without limitation, all reasonable attorneys’ fees and expenses) in connection with any such contest and shall promptly, after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. At Tenant’s sole cost, Landlord shall assist Tenant as reasonably necessary with respect to any such contest, including joining in and signing applications or pleadings. Any rebate applicable to any portion of the Term shall belong to Tenant If at the time of any such contest an Event of Default has occurred and is continuing under this Lease, then Tenant shall post a bond or other security with and acceptable to Landlord and Lender in their discretion in an amount equal to one hundred twenty-five percent (125%) of the amount being contested.

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31.           Insurance.

31.1           Tenant shall maintain All-Risk insurance for the Facilities for one hundred percent (100%) of its replacement value. Said All-Risk policy shall include flood coverage if the Premises is located in a Flood Zone A, and shall not exclude earthquake coverage.

31.2           Tenant also shall maintain General Liability coverage, including Broad Form Endorsement, on an occurrence basis; in combined policy limits of not less than Ten Million and No/100 Dollars ($10,000,000.00) per occurrence for bodily injury and for property damage with respect to the Premises.

31.3           Professional Liability insurance of not less than One Million /Three Million and No/100 Dollars ($1,000,000/$3,000,000).

31.4           If, during the Term, Tenant is covered by general liability, professional liability, residential healthcare malpractice or other liability insurance on a "claims made" basis, ninety (90) days before the termination of this Lease, Tenant shall procure and maintain, at Tenant's sole cost and expense, an extended reporting endorsement or "tail" insurance coverage, with such coverage limits and such deductible amounts as shall be reasonably acceptable to Landlord for general liability, professional liability, residential healthcare professional malpractice or other liability claims reported after the termination of this Lease or expiration of the claims made policy, but concerning services provided during the Term or the claims made policy. Tenant shall provide Landlord with a certificate evidencing such coverage no later than ninety (90) days before the termination of this Lease and, if Tenant fails to procure and maintain tail insurance on termination of this Lease, Landlord shall have the right to apply any portion of the Lease Deposit to procure and maintain the insurance required under this Section to the extent such coverage is available at commercially reasonable rates.

31.5           At all times when any construction is in progress, Tenant shall maintain or cause to be maintained by its contractors and subcontractors with such companies reasonably approved by Landlord, builder’s risk insurance, completed value form, covering all physical loss, in an amount reasonably satisfactory to Landlord

31.6           Any insurance maintained by Tenant pursuant to this Section 31 shall name Landlord and Lender as additional insured parties and/or as loss payees, as appropriate, as their respective interests may appear.

31.7           All proceeds received from such All-Risk and/or builder’s risk insurance shall be used in the first instance in accordance with Tenant’s obligations under Section 14 hereof and any surplus shall be retained by Tenant.

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31.8           Tenant may carry such All-Risk and/or General Liability insurance through blanket insurance covering the Premises and other locations of Tenant and/or of Tenant’s affiliates, provided that such blanket insurance policy specifically designates the Premises and shall not be reduced by claims as to other property covered by such blanket policy; and Tenant may maintain the required limits in the form of excess and/or umbrella policies, provided that the other requirements set forth herein have been satisfied.

31.9           All insurance coverage required to be carried hereunder shall be carried with insurance companies licensed to do business in the State and which have a claims paying ability rating of “A” or better by S&P and a rating of “A2” or better by Moody’s, and shall require the insured’s insurance carrier to notify the Landlord and Lender at least thirty (30) days prior to any cancellation or material modification of such insurance. Notwithstanding the foregoing, Tenant may carry insurance with companies which are affiliated with Tenant (and do not meet the requirements herein) provided such insurance provided by such companies shall not exceed the deductible or self-insurance limitations herein. The insurance policies shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. If said insurance or part thereof shall expire, be withdrawn, become void by breach of any condition thereof by Tenant or become void or unsafe by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and Lender.

31.10           Each insurance policy referred to above shall, to the extent applicable, contain standard non-contributory mortgagee clauses in favor of Lender and shall provide that it may not be canceled except after thirty (30) days prior notice to Landlord and Lender and that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Premises for purposes more hazardous than permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by any Lender pursuant to any provision of the Mortgage upon the happening of an event of default therein, or (iv) any change in title or ownership of any of the Premises. Any insurance policy may be written with a deductible of not more than Twenty Five Thousand and No/100 Dollars ($25,000.00), provided that Tenant indemnifies, defends and holds Landlord harmless for any Restoration and Restoration Cost to the extent that the net proceeds of insurance are insufficient to pay and perform the Restoration and the Restoration Costs.

31.11           Tenant shall pay all premiums for the insurance required by this Section 31 as they become due, and shall renew or replace each policy, and shall deliver to Landlord and Lender a certificate or other evidence of the then-existing policy and each renewal or replacement policy, not less than fifteen (15) days prior to the expiration of such policy (together with a certificate of a responsible officer of Tenant that the insurance maintained by Tenant with respect to the Premises is in compliance with the requirements of this Section 31 of this Lease). In the event of Tenant’s failure to comply with any of the foregoing requirements, Landlord shall be entitled to procure such insurance. Any sums so expended by Landlord, together with interest thereon from the date paid at the Lease Default Rate, shall be Additional Rent and shall be repaid by Tenant to Landlord, if accompanied by an invoice or other supporting documentation, immediately upon delivery of written demand therefor by Landlord.

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32.           Landlord Exculpation. Anything contained herein to the contrary notwithstanding, any claim based upon liability of Landlord under this Lease shall be enforced only against the Landlord’s interest in the Premises and shall not be enforced against the Landlord individually or personally other than with respect to fraud or the misappropriation of insurance or Condemnation proceeds. In no event shall any partner, shareholder, trustee, manager, member, beneficial owner, officer, director or other owner or agent of Landlord have any liability under this Lease.

33.           Landlord’s Title. The Premises are demised and let subject to the Permitted Encumbrances without representation or warranty by Landlord. The recital of the Permitted Encumbrances herein shall not be construed as a revival of any Permitted Encumbrance which has expired.

34.           Quiet Enjoyment. So long as the Lease is in full force and effect, Landlord warrants and agrees that Tenant, on paying the Base Rent, Additional Rent and other charges due hereunder and performing all of Tenant’s other obligations pursuant to this Lease, shall and may peaceably and quietly have, hold, and enjoy the Premises for the full Term, free from molestation, eviction, or disturbance by Landlord or by any other person(s) lawfully claiming by, through or under Landlord, subject, however, to the Permitted Encumbrances.

35.           Broker. Landlord and Tenant each represent and warrant that it has had no dealings or conversations with any real estate broker in connection with the negotiation and execution of this Lease. LANDLORD AND TENANT EACH AGREE TO DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER AGAINST ALL LIABILITIES ARISING FROM ANY CLAIM OF ANY REAL ESTATE BROKERS, INCLUDING COST OF COUNSEL FEES, RESULTING FROM THEIR RESPECTIVE ACTS. IN THE EVENT OF ANY BREACH OF LANDLORD’S REPRESENTATIONS UNDER THIS SECTION 35 OR ANY CLAIM BY TENANT AGAINST LANDLORD FOR ANY INDEMNITY UNDER THIS SECTION 35, TENANT SHALL HAVE NO RIGHT TO ABATE OR DEFER ANY PAYMENT OF ANY BASE RENT, ADDITIONAL RENT AND/OR OTHER AMOUNTS DUE UNDER THIS LEASE, OR TO EXERCISE ANY RIGHTS OF OFFSET WITH RESPECT THERETO, AND TENANT HEREBY EXPRESSLY WAIVES ANY SUCH RIGHTS THAT MAY EXIST AT LAW, IN EQUITY OR OTHERWISE.

36.           Transfer of Title. In the event of any transfer(s) of the title to the Premises, Landlord (and in the case of any subsequent transfer, the then-grantor) automatically shall be relieved from and after the date of such transfer, of all liability with respect to the performance of any obligations on the part of said Landlord contained in this Lease thereafter to be performed, including, without limitation, the release of Landlord’s outstanding obligations, if any, owed in connection with the Loan (provided that there is an assumption of Landlord’s obligations under this Lease and the Loan and subject to any conditions for such transfer as are contained in the Loan documents); provided that any amount then due and payable to Tenant by Landlord (or the then-grantor), and any other obligation then to be performed by Landlord (or the then-grantor) under this Lease, either shall be paid or performed by Landlord (or the then-grantor) or such payment or performance assumed by the transferee; it being intended hereby that the covenants, conditions and agreements contained in this Lease on the part of Landlord shall, subject to the foregoing, be binding on Landlord, its successors and assigns, only during and with respect to their respective successive period of ownership. Landlord may freely transfer the Premises and this Lease without the consent of Tenant. Until Landlord gives Tenant notice in accordance with the terms of this Lease, or Tenant receives notice, of a transfer of the Premises by Landlord, Tenant may deal with Landlord as if it continued to be the owner of the Premises. If a controlling ownership interest in Landlord is transferred and, in connection therewith, the address for notices to Landlord is changed, until Landlord gives, or Tenant receives, notice of such transfer and new address Tenant may correspond with the current owner of a controlling interest in Landlord at the prior address for notices to Landlord.

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37.           Management Agreements. Tenant shall not enter into any Management Agreement without the prior written approval of Landlord or Landlord's Lender. Any Manager shall be required to enter into an assignment and subordination of management fees or operating agreement in form and substance reasonably satisfactory to Landlord's Lender. Such restrictions and approval rights are solely for the purposes of assuring that the Healthcare Business is managed and operated in a first class manner consistent with applicable healthcare laws and the preservation and protection of the Premises as security for the Loan and shall not place responsibility for the control, care, management or repair of the Premises and/or the Healthcare Business upon Landlord's Lender, or make Landlord's Lender responsible or liable for negligence in the management, operation, upkeep, repair or control of the Premises and/or the Healthcare Business. Notwithstanding the foregoing, as of the Date of Lease, Landlord's Lender has approved the Manager pursuant to the terms of the Approved Management Agreement attached hereto as Exhibit C.

38.           Hazardous Materials.

38.1           For the purposes hereof, the term “Hazardous Materials” shall include, without limitation, any material, waste or substance which is (i) included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “hazardous wastes” in or pursuant to any Laws, or subject to regulation under any Law; (ii) listed in the United States Department of Transportation Optional Hazardous Materials Table, 49 C.F.R. Section 172.101, as enacted as of the date hereof or as hereafter amended, or in the United States Environmental Protection Agency List of Hazardous Substances and Reportable Quantities, 40 C.F.R. Part 302, as enacted as of the date hereof or as hereafter amended; or (iii) explosive, radioactive, asbestos, a polychlorinated biphenyl, petroleum or a petroleum product or waste oil. The term “Environmental Laws” shall include all Laws pertaining to health, industrial hygiene, Hazardous Materials or the environment, including, but not limited to each of the following, as enacted as of the date hereof or as hereafter amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq.; the Resource Conservation and Recovery Act of 1976,42 U.S.C. §6901 et seq.; the Toxic Substance Control Act, 15 U.S.C. §2601 et seq.; the Water Pollution Control Act (also known as the Clean Water Act), 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq.

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38.2           Tenant represents and warrants to Landlord that neither the Premises, nor any portion thereof, has been used by Tenant for the generation, manufacture, storage, handling, transfer, treatment, recycling, transportation, processing, production, refinement or disposal (each, a “Regulated Activity”) of any Hazardous Materials. As of the Date of Rent Commencement, Tenant covenants it (i) will comply, and will cause the Premises to comply, with all Environmental Laws applicable to the Premises, (ii) will not use, and shall prohibit the use of the Premises for Regulated Activities or for the storage, handling or disposal of Hazardous Materials (other than in connection with the operation and maintenance of the Premises and in commercially reasonable quantities as a consumer thereof, subject to compliance with applicable Laws), (iii) (A) will not install or permit the installation on the Premises of any asbestos or asbestos-containing materials (except in compliance with all applicable Environmental Laws), underground storage tanks or surface impoundments and shall not permit there to exist any petroleum contamination in violation of applicable Environmental Laws originating on the Premises, and (B) with respect to any petroleum contamination on the Premises which originates from a source off the Premises, Tenant shall notify all responsible third parties and appropriate government agencies (collectively, ‘‘Third Parties”) and shall prosecute the cleanup of the Premises by such Third Parties, including, without limitation, undertaking legal action, if necessary, to enforce the cleanup obligations of such Third Parties and, to the extent not done so by such Third Parties and to the extent technically feasible and commercially practicable, Tenant shall remediate such petroleum contamination, and (iv) shall cause any alterations of the Premises to be done in a way which complies with applicable Laws relating to exposure of persons working on or visiting the Premises to Hazardous Materials and, in connection with any such alterations, shall remove any Hazardous Materials present upon the Premises which are not in compliance with applicable Environmental Laws or which present a danger to persons working on or visiting the Premises.

Landlord agrees that Tenant may use household and commercial cleaners and chemicals to maintain the Premises, provided that such use is in compliance with all Environmental Laws. Landlord and Tenant acknowledge that any or all of the cleaners and chemicals described in this paragraph may constitute Hazardous Materials. However, Tenant may use, store and dispose of same as herein set forth, provided, that in doing so Tenant complies with all Laws. For the purposes of Sections 38.3 and 38.4, the term “Hazardous Materials” shall exclude the Hazardous Materials used as permitted in this paragraph.

38.3           If, at any time during the Term, Hazardous Materials shall be found in, on or under the Premises, unless such Hazardous Materials have been introduced by Landlord or Landlord’s agents or employees or were introduced to the Premises prior to the Substantial Completion Date, then Tenant shall (at Tenant’s sole expense), or shall cause such responsible Third Parties to, promptly commence and diligently prosecute to completion all investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature (collectively, “Remedial Work”) to the extent required by Environmental Laws, and in compliance with Environmental Laws, and at Tenant’s sole cost; provided, that except as otherwise expressly provided in this subparagraph (c), Landlord shall not be required to accept any institutional control (such as a deed restriction) that restricts the permitted use of the Premises or any real property as a condition to any remedial plan approved by any governmental agency in connection with such Remedial Work. The Remedial Work required of Tenant under this Lease shall be limited to achieving clean-up standards applicable to residential use of the Premises as provided herein (“Commercial Closure”), if allowed under applicable Environmental Laws and if approved by the applicable governmental authority with jurisdiction over the Premises, Hazardous Materials and Remedial Work; provided, that the Hazardous Materials left in place would not reasonably be expected to cause or threaten to cause current or future migration of such Hazardous Materials from the environmental media in which such Hazardous Materials are present to other environmental media or to other properties in excess of applicable regulatory standards permitted under applicable Legal Requirements; and provided, further, that nothing contained in this Section 38.3 shall be deemed to limit the obligations of the Tenant under any other provision of this Section 38 including, without limitation, the indemnification obligations of the Tenant under Section 38.5. In the event an institutional control (such as a deed restriction, environmental land use restriction, or activity and use limitation) that restricts the permitted use of or activities on the Premises (hereinafter a “Restriction”) is required in order to achieve Commercial Closure, prior to submitting any proposed plan for Remedial Work to a governmental authority which proposes such a Restriction or performing or implementing such Remedial Work or actually recording any Restriction in the relevant real property records, Tenant shall submit such Restriction to Landlord for review and approval. Landlord shall not unreasonably withhold or delay its approval of any such Restrictions (i) so long as the condition set forth in subpart (iii) of this sentence is satisfied, which require that the Premises not be used for a day care facility or for agricultural purposes, (ii) so long as the condition set forth in subpart (iii) of this sentence is satisfied and the Premises are adequately served by a municipal water supply, which prohibit the use of the ground water underlying the Premises, or (iii) so long as such Restrictions would not reasonably be likely to result in a material decrease in the fair market value of the Premises based upon the use of the Premises for the Healthcare Business, would not reasonably be likely to materially affect the marketability of the Premises or the ability to obtain financing secured by the Premises based upon the use of the Premises for the Healthcare Business, and would not reasonably be likely to create ongoing monitoring or reporting obligations with respect to the Premises.

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38.4           To the extent that Tenant has knowledge thereof Tenant shall promptly provide notice to Landlord and Lender of any of the following matters:

(a)           any proceeding or investigation commenced or threatened by any governmental authority with respect to the presence of any Hazardous Material affecting the Premises;

(b)           any proceeding or investigation commenced or threatened by any governmental authority, against Tenant or Landlord, with respect to the presence, suspected presence, release or threatened release of Hazardous Materials from any property owned by Landlord;

(c)           all written notices of any pending or threatened investigation or claims made or any lawsuit or other legal action or proceeding brought by any person against (A) Tenant or Landlord or the Premises, or (B) any other party occupying the Premises or any portion thereof in any such case relating to any loss or injury allegedly resulting from any Hazardous Material or relating to any violation or alleged violation of Environmental Laws;

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(d)           the discovery of any occurrence or condition on the Premises, of which Tenant becomes aware and which is not corrected within ten (10) days, or written notice received by Tenant of an occurrence or condition on any real property adjoining or in the vicinity of the Premises, which reasonably could be expected to lead to the Premises or any portion thereof being in violation of any Environmental Laws or subject to any restriction on ownership, occupancy, transferability or use under any Environmental Laws or which might subject Landlord or Lender to any Environmental Claim. “Environmental Claim” means any claim, action, investigation or written notice by any person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out o£ based on or resulting from (A) the presence, or release into the environment, of any Hazardous Materials at or from the Premises, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; and

(e)           the commencement and completion of any Remedial Work.

38.5           TENANT SHALL BE SOLELY RESPONSIBLE FOR AND SHALL DEFEND, REIMBURSE, INDEMNIFY AND HOLD EACH INDEMNIFIED PARTY HARMLESS FROM AND AGAINST ALL DEMANDS, CLAIMS, ACTIONS, CAUSES OF ACTION, ASSESSMENTS, LOSSES, DAMAGES, LIABILITIES (INCLUDING WITHOUT LIMITATION, STRICT LIABILITIES), INVESTIGATIONS, WRITTEN NOTICES, COSTS AND EXPENSES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, DIMINUTION IN PROPERTY VALUE AND REASONABLE EXPENSES OF INVESTIGATION BY ENGINEERS, ENVIRONMENTAL CONSULTANTS AND SIMILAR TECHNICAL PERSONNEL AND REASONABLE FEES AND DISBURSEMENTS OF COUNSEL), ARISING OUT OF, IN RESPECT OF OR IN CONNECTION WITH (I) TENANT’S BREACH OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR OBLIGATIONS IN THIS LEASE, (II) THE OCCURRENCE OF ANY REGULATED ACTIVITY AT, ON OR UNDER THE PREMISES AT ANY TIME DURING THE TERM OF THIS LEASE, (III) ANY ENVIRONMENTAL CLAIM WITH RESPECT TO THE PREMISES AGAINST ANY INDEMNIFIED PARTY OR ANY PERSON WHOSE LIABILITY FOR SUCH ENVIRONMENTAL CLAIM LANDLORD OR TENANT HAS OR MAY HAVE ASSUMED OR RETAINED EITHER CONTRACTUALLY OR BY OPERATION OF LAW, (IV) THE RELEASE, THREATENED RELEASE OR PRESENCE OF ANY HAZARDOUS MATERIALS AT, ON, UNDER OR FROM THE PREMISES, REGARDLESS OF HOW DISCOVERED BY TENANT, LANDLORD OR ANY THIRD-PARTY, (V) ANY REMEDIAL WORK REQUIRED TO BE PERFORMED PURSUANT TO ANY ENVIRONMENTAL LAW OR THE TERMS HEREOF WITH RESPECT TO MATTERS ARISING OR OCCURRING PRIOR TO THE EXPIRATION OF THE TERM OR SURRENDER OF THE PREMISES TO LANDLORD, WHICHEVER IS LAST TO OCCUR, OR (VI) ANY MATTERS ARISING UNDER OR RELATING TO ANY ENVIRONMENTAL LAW AND RELATING TO THE TENANT OR THE PREMISES.

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38.6           Upon Landlord’s request, at any time that Landlord has reasonable grounds to believe that Hazardous Materials (except to the extent those substances are permitted to be used by Tenant under Section 38.2 in the ordinary course of its business and in compliance with all Environmental Laws) are or have been released, stored or disposed of on or around the Premises during the Term or that the Premises may be in violation of the Environmental Laws during the Term, Tenant shall provide, at Tenant’s sole cost and expense, except as otherwise expressly set forth herein, an inspection or audit of the Premises prepared by a hydrogeologist or environmental engineer or other appropriate consultant approved by Landlord and Lender indicating the presence or absence of the reasonably suspected Hazardous Materials on the Premises or an inspection or audit of the Premises prepared by an engineering or consulting firm approved by Landlord and Lender indicating the presence or absence of friable asbestos or substances containing asbestos on the Premises. In the event that such inspection or audit determines that no such Hazardous Materials are or have been released, stored or disposed of on or around the Premises during the Term and that the Premises is not in violation of the Environmental Laws, the cost and expense of Tenant’s inspection or audit will be borne solely by Landlord. If Tenant fails to provide such inspection or audit within thirty (30) days after such request, Landlord may order the same, and Tenant hereby grants to Landlord and Lender and their respective employees, contractors and agents access to the Premises upon reasonable notice and a license to undertake such inspection or audit. The cost of such inspection or audit, together with interest thereon at the Lease Default Rate from the date Tenant is provided with written confirmation of costs incurred by Landlord until actually paid by Tenant, shall be immediately paid by Tenant on demand.

38.7           Without limiting the foregoing, where recommended by any “Phase I” or “Phase II” assessment of the Premises and where the particular conditions on the Premises which formed the basis for such recommendation were introduced to the Premises during the Term and still exist, Tenant shall establish and comply with an operations and maintenance program relative to the Premises, in form and substance acceptable to Landlord and Lender, prepared by an environmental consultant reasonably acceptable to Landlord and Lender, which program shall address any Hazardous Materials (including, without limitation, asbestos-containing material or lead based paint) that may now or in the future be detected on the Premises. Without limiting the generality of the preceding sentence, Landlord may require (i) periodic notices or reports to Landlord and Lender in form, substance and at such intervals as Landlord may specify to address matters raised in a “Phase I” or “Phase II’ assessment, (ii) an amendment to such operations and maintenance program to address changing circumstances, laws or other matters, (iii) at Tenant’s sole cost and expense, supplemental examination of the Premises by consultants reasonably acceptable to Landlord and Lender to address matters raised in a “Phase I” or “Phase II” assessment, (iv) access to the Premises upon reasonable notice, by Landlord or Lender, and their respective agents or servicer, to review and assess the environmental condition of the Premises and Tenant’s compliance with any operations and maintenance program, and (v) variation of the operation and maintenance program in response to the reports provided by any such consultants.

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38.8           The indemnity obligations of the Tenant and the rights and remedies of the Landlord under this Section 38 shall survive the expiration or termination of this Lease.

39.           Estoppel Certificate. Landlord and Tenant agree to deliver to each other, from time to time as reasonably requested in writing, and within a reasonable period of time after receipt of such request, an estoppel certificate, addressed to such persons as the requesting party may reasonably request, certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications), the dates to which any Base Rent due hereunder has been paid in advance, if any, and that to the knowledge of the signer of such certificate, no default hereunder by either Landlord or Tenant exists hereunder (or specifying each such default to which this signer may have knowledge), together with such other information as Landlord or Tenant may reasonably require with respect to the status of this Lease and Tenant’s use and occupancy of the Premises.

40.           Notice of Lease. Upon the request of either party hereto, Landlord and Tenant agree to execute a short form Notice of Lease or Memorandum of Lease in recordable form, setting forth information regarding this Lease, including, without limitation, if available, the dates of commencement and expiration of the Term, the Renewal Options, Tenant’s Purchase Option and the Right of First Refusal. All taxes, fees, costs and expenses of recording such Notice of Lease or Memorandum of Lease shall be paid by Tenant unless otherwise agreed in writing by Landlord.

41.           Miscellaneous.

41.1           This Lease shall be governed and construed in accordance with the Laws of the State.

41.2           The headings of the Sections are for convenient reference only, and are not to be construed as part of this Lease.

41.3           The language of this Lease shall be construed according to its plain meaning, and not strictly for or against Landlord or Tenant; and the construction of this Lease and of any of its provisions shall be unaffected by any argument or claim that this Lease has been prepared, wholly or in substantial part, by or on behalf of Tenant or Landlord.

41.4           Landlord and Tenant each warrant and represent to the other, that each has full right to enter into this Lease and that there are no impediments, contractual or otherwise, to full performance hereunder.

41.5           This Lease shall be binding upon the parties hereto and shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of Landlord and the successors and assigns of Tenant.

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41.6           In the event of any suit, action, or other proceeding at law or in equity, by either party hereto against the other, by reason of any matter arising out of this Lease, the prevailing party shall recover, not only its legal costs, but also reasonable attorneys’ fees (to be fixed by the Court) for the maintenance or defense of said suit, action or other proceeding, as the case may be.

41.7           A waiver by either party of any breach(es) by the other of any one or more of the covenants, agreements, or conditions of this Lease, shall not bar the enforcement of any rights or remedies for any subsequent breach of any of the same or other covenants, agreements, or conditions.

41.8           This Lease and the referenced schedules and exhibits set forth the entire agreement between the parties hereto and may not be amended, changed or terminated orally or by any agreement unless such agreement shall be in writing and signed by Tenant and Landlord and approved in writing by the Lender. Landlord and Tenant further agree that this Lease shall not be amended and no amendment shall be effective unless (i) all guarantors of the Tenant’s obligations under this Lease, remain liable for all of the Tenant’s obligations under this Lease notwithstanding such amendment, and (ii) Landlord and Tenant receive written notification from each nationally recognized statistical rating organization (including, without limitation, S&P and Moody’s, if applicable) which has issued a rating of any securities issued by the Lender or the Landlord which is secured by the Premises that such amendment will not result in a downgrade, withdrawal or qualification of the rating then assigned to such securities.

41.9           If any provision of this Lease or the application thereof to any persons or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by Law.

41.10           The submission of this Lease for examination does not constitute a reservation of or agreement to lease the Premises; and this Lease shall become effective and binding only upon proper execution and unconditional delivery thereof by Landlord and Tenant.

41.11           When the context in which words are used in this Lease indicates that such is the intent, words in the singular number shall include the plural and vice versa, and words in the masculine gender shall include the feminine and neuter genders and vice versa. Further, references to “person” or “persons” in this Lease shall mean and include any natural person and any corporation, partnership, joint venture, limited liability company, trust or other entity whatsoever.

41.12           All references to “business days” contained herein are references to normal working business days, i.e., Monday through Friday of each calendar week, exclusive of federal and national bank holidays.

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41.13           Time is of the essence in the payment and performance of the obligations of Tenant under this Lease.

41.14           In the event that the Landlord hereunder consists of more than one (1) person, then all obligations of the Landlord hereunder shall be joint and several obligations of all persons named as Landlord herein. If any such person directly or indirectly transfers its interest in the Premises, whether by conveyance of its interest in the Premises, merger or consolidation or by the transfer of the ownership interest in such Person, such transferee and its successors and assigns shall be bound by this subparagraph (n). All persons named as Landlord herein shall collectively designate a single person (the “Designated Person”) to be the person entitled to give notices, waivers and consents hereunder. If Landlord consists of only one person, such person shall be the Designated Person. Landlord agrees that Tenant may rely on a waiver, consent or notice given by such Designated Person as binding on all other persons named as Landlord herein; provided, that any amendment, change or termination of this Lease which is permitted under Section 41.8 must be signed by all persons named as Landlord. The Designated Person shall be the only person entitled to give notices hereunder by the Landlord, and Tenant may disregard all communications from any other person named as Landlord herein, except as provided in the immediately following sentence. The identity of the Designated Person may be changed from time to time by ten (10) business days’ advance written notice to the Tenant signed by either the Designated Person or by all persons named as Landlord herein.

41.15           If Landlord shall be in default under any of the provisions of this Lease, Tenant may, after thirty (30) days written notice to Landlord and failure of Landlord to cure during said period (or such longer period of time as may reasonably be necessary, but under no circumstances longer than a total of ninety (90) days, if the default may not be cured within thirty (30) days but Landlord has commenced and is diligently pursuing a cure of such default), but without notice in the event of an emergency, do whatever is necessary to cure such default as may be appropriate under the circumstances for the account of and at the expense of Landlord. If an emergency exists, Tenant shall use reasonable efforts to notify Landlord of the situation by phone or other available communication before taking any such action to cure such default.

[Signatures on Following Page]

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the Date of Lease above written.

LANDLORDS:

CHP PORTLAND, LLC

By: Summit Healthcare REIT, Inc., a Maryland corporation

Its: Manager

           By: /s/ Kent Eikanas
           Name: Kent Eikanas

           Its: President and Chief Operating Officer

CHP TIGARD, LLC

By: Summit Healthcare REIT, Inc., a Maryland corporation

Its: Manager

           By: /s/ Kent Eikanas

           Name: Kent Eikanas

           Its: President and Chief Operating Officer

CHP SHERIDAN, LLC

By: Summit Healthcare REIT, Inc., a Maryland corporation

Its: Manager

           By: /s/ Kent Eikanas

           Name: Kent Eikanas

           Its: President and Chief Operating Officer

TENANT: SNF MANAGEMENT, LLC By: Dakavia Management Corporation Its: Manager By: /s/ Kent Emry_________ Name: Kent Emry Its: President

SCHEDULE 1

BASE RENT SCHEDULE

Annual Base Rent	Year	Monthly Base Rent
$1,743,787.00	1	$145,315.60
$1,778,663.00	2	$148,221.92
$1,814,236.00	3	$151,186.35
$1,850,521.00	4	$154,210.80
$1,887,531.00	5	$157,294.28
$1,925,282.00	6	$160,440.17
$1,963,788.00	7	$163,648.97
$2,003,063.00	8	$166,921.95
$2,043,125.00	9	$170,260.39
$2,083,987.00	10	$173,664.60
$2,125,667.00	11	$177,138.91
$2,168,180.00	12	$180,681.69
$2,211,544.00	13	$184,295.32
$2,255,775.00	14	$187,981.23
$2,359,750.00	15	$196,645.79

If Tenant exercises the Renewal Option for the Extended Period, the Annual Base Rent shall continue to increase by two percent (2%) over the previous year’s Annual Base Rent. This includes the first year of the Extended Period.

EXHIBIT A

LEGAL DESCRIPTION OF THE PREMISES

EXHIBIT B OMITTED

EXHIBIT C OMITTED

EXHIBIT D OMITTED

Master Lease Addendum Section 232	U.S. Department of Housing and Urban Development Office of Residential Care Facilities	OMB Approval No. 2502-0605 (exp. 06/30/2017)

Public reporting burden for this collection of information is estimated to average 1 hour(s). This includes the time for collecting, reviewing, and reporting the data. The information is being collected to obtain the supportive documentation which must be submitted to HUD for approval, and is necessary to ensure that viable projects are developed and maintained. The Department will use this information to determine if properties meet HUD requirements with respect to development, operation and/or asset management, as well as ensuring the continued marketability of the properties. This agency may not collect this information, and you are not required to complete this form, unless it displays a currently valid OMB control number.

Warning: Any person who knowingly presents a false, fictitious, or fraudulent statement or claim in a matter within the jurisdiction of the U.S. Department of Housing and Urban Development is subject to criminal penalties, civil liability, and administrative sanctions.

THIS HUD ADDENDUM TO MASTER LEASE (this “Addendum”), dated as of September 1, 2014 is attached to and made a part of that certain Master Lease Agreement (the “Master Lease”), dated as of September 1, 2014 entered into by those entities identified as Landlords on Schedule 1 (each, individually, a “Landlord”, and collectively, the “Landlords”, provided that, where the context allows, a singular reference to Landlord in this Addendum shall refer jointly, severally and collectively to the Landlords as set forth herein); and SNF Management, LLC an Oregon limited liability company (“Master Tenant”), and amends and/or supplements the Master Lease. For so long as HUD is the holder or insurer of any indebtedness secured by one or more of the Healthcare Facilities (as defined herein), the provisions of this Addendum shall apply to the Master Lease. In the event of any conflict between the terms of this Addendum and the Master Lease, the terms of this Addendum shall govern and control.

1.           Definitions. The following terms shall have the meanings specified below:

“Approved Use” means the use of each Healthcare Facility, as set forth on Schedule 1, and such other uses as may be approved in writing from time to time by HUD based upon a request made by a Landlord, Master Tenant or an Operator, but excluding any uses that are discontinued with the written approval of the HUD.

“CON” means collectively all Certificates of Need and Certificate of Need rights under Healthcare Requirements authorizing and permitting the use of each Healthcare Facility as a skilled nursing or long-term care facility, as applicable.

“Cross Guaranty” has the meaning set forth in Section 5.

“FF&E” means furnishings, fixtures and equipment of all kinds used in connection with the Healthcare Facility, including additions, substitutions and replacements thereto.

“FHA” means the Federal Housing Administration.

“Healthcare Facilities” means the healthcare facilities listed on Schedule 1 as the same may be amended from time to time. Each facility listed on such schedule is a “Healthcare Facility.”

“Healthcare Requirements” shall mean, relating to each Healthcare Facility, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions or agreements, in each case, pertaining to or concerned with the establishment, construction, ownership, operation, use or occupancy of the Healthcare Facility or any part thereof as a healthcare facility, and all material permits, licenses, authorizations and regulations relating thereto, including all material rules, orders, regulations and decrees of and agreements with healthcare authorities pertaining to the Healthcare Facility.

“HUD” means the U.S. Department of Housing and Urban Development.

“Landlord Regulatory Agreement” means each Healthcare Regulatory Agreement–Borrower entered into by and between each Landlord and HUD, acting by and through the Secretary, his or her successors, assigns or designates with respect to each Healthcare Facility and any riders, amendments and supplements thereto.

“Lender” means Lancaster Pollard Mortgage Company, LLC, a Delaware limited liability company, and any future holder of the Security Instrument(s).

“Loan” means the FHA-insured loans in the original principal amounts as set forth on Schedule 2 attached hereto and incorporated herein, each made by Lender to a Landlord, secured by one or more Healthcare Facility, as such Loan may be amended, increased or decreased.

“Loan Documents” means each Landlord Regulatory Agreement, Security Instrument, Note, Master Tenant Regulatory Agreement, Operator Regulatory Agreement, Operator Security Agreement, Master Tenant Security Agreement, Cross Guaranty, Subordination/Subordination, Non-Disturbance and Attornment Agreement, and any and all other documents now or in the future required by and/or assigned to HUD and/or the Lender in connection with any of the Loans, whether executed by or on behalf of any Landlord, Master Tenant, or Operator, as the same may be amended from time to time, provided that the Master Lease and any Borrower-Operator Agreement, and any amendments thereto, shall not be considered Loan Documents.

“Master Tenant Regulatory Agreement” means each Healthcare Regulatory Agreement-Master Tenant entered into by and between the Master Tenant and HUD, acting by and through the Secretary, his or her successors, assigns or designates with respect to each Healthcare Facility and any riders, amendments and supplements thereto.

“Operator” means, any entity that has entered into a Sublease (or other equivalent agreement) as an Operator with the Master Tenant, and such entity’s successors and assigns.

“Operator Regulatory Agreement” means each Healthcare Regulatory Agreement-Operator entered into by and between each Operator and HUD with respect to each Healthcare Facility and any riders, amendments and supplements thereto.

“Operator Security Agreement” means each Operator Security Agreement between each Operator and Lender with respect to the Healthcare Facility and any amendments or supplements thereto.

“Program Obligations” means (1) all applicable statutes and any regulations issued by HUD pursuant thereto that apply to the Project, including all amendments to such statutes and regulations, as they become effective, except that changes subject to notice and comment rulemaking shall become effective only upon completion of the rulemaking process, and (2) all current requirements in HUD handbooks and guides, notices, and mortgagee letters that apply to the Project, and all future updates, changes and amendments thereto, as they become effective, except that changes subject to notice and comment rulemaking shall become effective only upon completion of the rulemaking process, and provided that such future updates, changes and amendments shall be applicable to the Project only to the extent that they interpret, clarify and implement terms in this Addendum rather than add or delete provisions from such document. Handbooks, guides, notices, and mortgagee letters are available on HUD’s official website (http://www.hud.gov/offices/adm/hudclips/index.cfm), or a successor location to that site.

“Rent” means any and all rent, including base rent, additional rent, and all other such charges paid by an Operator pursuant to its Borrower-Operator Agreement, and any such amounts payable by Master Tenant under the Master Lease to one or more Landlords, with respect to one or more Healthcare Facilities.

“Security Instrument(s)” means those certain Healthcare Mortgage, Assignment of Leases, Rents and Revenue and Security Agreement, from the Landlords in favor of the Lender with respect to the Project securing the Loans, and any amendments and supplements thereto.

“Sublease(s)” means those certain leases by which Master Tenant subleases one or more Healthcare Facilities subject to the Master Lease to an Operator, as now or hereafter amended, and/or renewed or extended.

“Subordination Agreement/SNDA” means either the Subordination Agreement or the Subordination Non-Disturbance and Attornment Agreement (whichever is applicable) executed by Landlord, Lender, Master Tenant and Operator as to the Healthcare Facility subleased by that particular Operator from the Master Tenant.

2.           Compliance with Program Obligations.

a.           The parties to this Addendum intend that the Master Lease comply with all Program Obligations. The Master Tenant agrees to comply, and to cause each Operator to comply, with all applicable Program Obligations and the Loan Documents. The Master Tenant further agrees that the Master Lease and all Subleases will be part of the collateral pledged by Landlords to Lender and HUD as security for the Loan. The Master Tenant agrees that it will not take any action which would violate any applicable Program Obligations or any of the Loan Documents.

b.           In the event of any conflict between the terms and provisions of this Master Lease and/or the Sublease and any applicable Program Obligations or the Loan Documents, the Program Obligations and Loan Documents shall control in all respects. Landlords and Master Tenant agree that no provision of this Master Lease and/or the Subleases shall modify any obligation of Landlords or Master Tenant or Operator under the Loan Documents. Landlords and Master Tenant acknowledge that HUD’s acceptance of this Master Lease and/or any Subleases in connection with the closing of the Loans shall in no way constitute HUD’s consent to arrangements which are inconsistent with Program Obligations. This Master Lease and any Subleases are subject to all Program Obligations.

3.           Modification. Neither the provisions of this Addendum nor the provisions of the Master Lease or any Sublease may be amended without the express prior written consent of HUD and the Lender. None of the Healthcare Facilities may be released from the Master Lease, nor may the Master Lease, or any of the Subleases, be terminated without the express prior written consent of HUD and the Lender, and in accordance with the provisions of the Subordination Agreement/SNDA, as applicable.

4.           Single, Indivisible Lease. The Master Lease constitutes one indivisible lease of the Healthcare Facilities and not separate leases governed by similar terms. The Healthcare Facilities constitute one economic unit, and the Rent and all other provisions have been negotiated and agreed to based on a demise of all of the Healthcare Facilities to Master Tenant as a single, composite, inseparable transaction, and the Rent and all other provisions would have been substantially different had separate leases or a divisible lease been intended. Except as expressly provided in this Master Lease for specific, isolated purposes (and then only to the extent expressly stated), all provisions of this Master Lease apply equally and uniformly to all of the Healthcare Facilities as one unit. An Event of Default with respect to any Healthcare Facility is an Event of Default as to all of the Healthcare Facilities. The parties intend that the provisions of this Master Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create an indivisible lease of all of the Healthcare Facilities, and in particular but without limitation, that for purposes of any assumption, rejection or assignment of this Master Lease under 11 U.S.C. § 365, this is one indivisible and non-severable lease and executory contract dealing with one legal and economic unit, and that this Master Lease must be assumed, rejected or assigned as a whole with respect to all (and only as to all) of the Healthcare Facilities. No Healthcare Facility may be released from the Master Lease except with the prior written approval of HUD.

5.           Cross-Default Guaranty of Subtenants. Master Tenant agrees to cause all Operators to execute a Cross-Default Guaranty of Subtenants (each, individually, a “Cross Guaranty”, and collectively, the “Cross Guaranties”) in favor of Master Tenant, in the HUD-approved format, by which each Operator guarantees performance of all obligations of all other Operators under all of the Subleases. Master Tenant further agrees to assign and hereby assigns such Cross Guaranties to the Lender.

6.           Payments and Impounds. Landlords and Master Tenant each acknowledges and agrees that the Rents and other amounts payable pursuant to this Master Lease or any Sublease are, and shall at all times be, sized so as at to allow for proper maintenance of all of the Healthcare Facilities, and to enable each Landlord to meet its debt service obligations, and all related expenses, in connection with its Loan and the Healthcare Facilities Without limiting the generality of the foregoing, the Master Tenant agrees to pay, as additional rent, when due all premiums for (i) FHA mortgage insurance, (ii) liability insurance and full coverage property insurance on the Healthcare Facility, and (iii) all other insurance coverage required under the Loan Documents, and/or Program Obligations. Unless the Lender and the applicable Landlord agree otherwise in writing, the Master Tenant shall be responsible for funding all escrows and impounds for taxes, reserves for replacements, FHA mortgage insurance premiums, and other insurance premiums as may be required by the Lender and/or HUD.

7.           Rental Payments. Subject to the rights of the Lender and to HUD consent thereto, Landlords reserve the right, as set forth herein, to adjust and reallocate the amount of Rent allocated to each Healthcare Facility covered by this Master Lease as set forth on Schedule 2 to this Addendum, so long as the total aggregate amount of Rent for all of the Healthcare Facilities shown thereon is not decreased. Landlords may adjust and reallocate the amounts of Rent for the purposes of maximizing reimbursements from the Medicaid or Medicare programs, and/or preventing a default under the Loan Documents, provided that Landlords obtain Master Tenant’s prior consent, which consent shall not be unreasonably withheld, and so long as the total amount of Rent for all of the Healthcare Facilities in the aggregate shall not be decreased.

8.            Compliance with HUD Insurance Requirements. The Master Tenant agrees to procure and maintain, and cause the Operators to procure and maintain, the insurance coverages required pursuant to the Loan Documents and Program Obligations. Annually, Master Tenant shall provide, or cause each Operator to provide, to Lender, a Certification of Compliance with HUD’s professional liability insurance requirements. Insurance proceeds and the proceeds of any condemnation award or other compensation paid by reason of a conveyance in lieu of the exercise of such power, with respect to a Healthcare Facility or any portion thereof shall be applied in accordance with the terms of the Loan Documents and Program Obligations. The decision to repair, reconstruct, restore or replace the Healthcare Facility following a casualty or condemnation shall be subject to the terms of the Loan Documents and Program Obligations.

9.           Ownership of the FF&E, and Transfer of Personal Property

a.           Master Tenant agrees that during the term of the Master Lease and/or Sublease, as applicable, Master Tenant shall not remove and shall not permit any Operator to remove, any FF&E from a Healthcare Facility, except in the ordinary course of business.

b.           At the termination of the Master Lease and/or Sublease, as applicable, the Landlords shall have the right to purchase the Master Tenant’s or Operator’s personal property located at the applicable Healthcare Facility at book value. To the extent any of the personal property is subject to an equipment lease, the Landlords shall have the right to cause Master Tenant or Operators to pay in full all obligations under such equipment leases, or to assume some or all of such equipment leases at Landlords' sole cost and expense and at no additional liability to Master Tenant. Master Tenant shall sign and deliver or cause Operator to sign or deliver, as applicable, to Landlords any document that may be reasonably necessary to transfer any leased property back to the Landlords.

10.            Provider Agreements. Master Tenant shall require that each Operator shall be responsible for obtaining and maintaining any necessary provider agreements with Medicaid, Medicare and other governmental third party payors. Master Tenant shall ensure that each Operator agrees to furnish HUD and Lender with copies of all such provider agreements and any and all amendments promptly after execution, and additionally, promptly upon request.

11.           Subletting and Assignment.

a. Neither the Master Lease nor any sublease shall be assigned or subleased in whole or in part (including any transfer of title or right to possession and control of any Healthcare Facility, or of any right to collect fees or Rents), without the prior written approval of HUD. The prior written approval of HUD shall be required for (a) any change in or transfer of the management, operation, or control of any of the Healthcare Facilities or (b) any change in the ownership of the Master Tenant that requires HUD approval under HUD’s Program Obligations. Landlords and Master Tenant acknowledge that any proposed assignee or sublessee will be required to execute, as applicable, a Master Tenant Regulatory Agreement or Operator Regulatory Agreement and a Master Tenant Security Agreement or Operator Security Agreement, each in form and substance satisfactory to HUD, as a prerequisite to any such approval. Any assignment or subletting of any Healthcare Facility made without such prior approval shall be null and void.

b. Master Tenant acknowledges that each Landlord is assigning the Master Lease to the Lender, to further secure that Landlord’s obligations to Lender under the applicable Loan Documents. Master Tenant acknowledges that Lender is authorized to exercise all rights and remedies available to Landlord as Lender may determine are reasonably necessary to cure a default by Landlord under any Loan Documents.

           12.           HUD/FHA Not Subject to Indemnification Requirements. Notwithstanding any other provision or term contained in this Master Lease, in the event of an assignment of the Master Lease to HUD or FHA, neither HUD nor FHA shall have any indemnification obligations under this Master Lease or any of the Subleases. In addition, any payment obligations of HUD or FHA pursuant to this Master Lease shall be limited to actual amounts received by HUD or FHA, and otherwise not prohibited by applicable law or regulation, including without limitation, the Anti-Deficiency Act, 31 U.S.C. § 1341 et seq.

           13.            Notices to Lender and HUD of Default by Landlord. Master Tenant and Landlords agree to copy Lender and HUD on all notices of default. Such copies shall be provided to Lender and HUD at the same time and in the same manner as provided by Master Tenant or Landlords to the other party. Lender shall have the right, but not the obligation, to cure (or cause to be cured) any default by Landlords under this Master Lease. For the purpose of effecting such cure, Master Tenant grants the Lender such period of time as may be reasonable to enable Lender to cure (or cause to be cured) any default, in addition to the time given to Landlords to cure the default. In the event of any act or omission of Landlords which would give Master Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Master Lease, or to claim a partial or total eviction, Master Tenant shall not exercise such right (i) until it has given written notice of such act or omission to Lender and HUD, and (ii) unless such act or omission shall be one which is not capable of being remedied by Landlords or Lender within a reasonable period of time, until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when Lender shall have become entitled under the Loan Documents in connection therewith, as the case may be, to remedy the same (which reasonable period shall in no event be less than the period to which Landlords would be entitled under this Master Lease or otherwise, after similar notice, to effect such remedy).

14.            Transfer of Operations. Upon the expiration or earlier termination of the Master Lease for any reason whatsoever, the Master Lease shall become and be construed as an absolute assignment for purposes of vesting in Landlords (or Landlords’ designees) all of Master Tenant's right, title, and interest in and to the following, to the extent assignable by law: (A) the licenses, any Medicare or Medicaid provider agreements and any CON, (B) all documents, charts, personnel records, patient records, and other documents relating to the Healthcare Facilities or operations at the Healthcare Facilities, (C) all existing agreements with residents of the Healthcare Facilities, and any guarantors of such agreements, and any and all patient trust fund accounts and (D) all other assignable intangible property not enumerated above that is now or in the future used in connection with the operation of the Healthcare Facilities. Master Tenant shall sign and deliver to Landlords any documents that may be reasonably necessary to transfer the foregoing to Landlords.

15.            Master Tenant and Operator Regulatory Agreements; Master Tenant and Operator Security Agreements. At the time of the closing of each Loan, the Master Tenant agrees to execute a Master Tenant Regulatory Agreement and a Master Tenant Security Agreement, and to cause each Operator to execute the applicable Operator Regulatory Agreement and the applicable Operator Security Agreement, and other applicable documents evidencing the Lender’s security interest in the collateral of the Master Tenant and each Operator. The Master Tenant agrees to comply with its obligations under the Master Tenant Regulatory Agreement and the Master Tenant Security Agreement, and agrees that a default by the Master Tenant under the Master Tenant Regulatory Agreement or Master Tenant Security Agreement shall be deemed to be a default of this Master Lease. Therefore, pursuant to Program Obligations and the terms of the Master Tenant Regulatory Agreement, upon any event of default of the Master Tenant Regulatory Agreement or any event of default of any Operator Regulatory Agreement relating to any Healthcare Facility, upon the completion of any applicable notice and cure periods, Landlords shall immediately upon written request from HUD terminate this Master Lease without any penalty to Landlords.

16.            Master Tenant Cooperation. Master Tenant agrees to cooperate with Landlords in providing, and upon request by Landlords, Lender, or HUD, Master Tenant shall provide or cause its Operators to provide, such documents, information, financial reports, and other items as may be required by Lender or HUD. When applicable, Master Tenant agrees to execute, and cause the Operators to execute, subordination agreements in form and substance required by Lender or HUD. Master Tenant further agrees to cooperate with Landlords and with its lender(s) who are processing and will be making Loans to Landlords.

17.            Compliance with Healthcare Requirements. Master Tenant shall use, or shall cause the Operators to use, the Healthcare Facilities solely for Approved Uses and for no other purposes. On or before the master lease commencement date, Master Tenant or Operators shall have acquired, and thereafter Master Tenant or Operators, shall maintain all licenses, certificates, accreditations, approvals, permits, variances, waivers, provider agreements and other authorizations needed to operate the Healthcare Facilities for Approved Uses.

18.           Counterpart Signatures. This Addendum may be executed in counterparts.

19.           This Addendum shall be governed by the laws of the State of Oregon without giving effect to conflicts of laws principles.

20.           Third Party Beneficiaries. HUD and Lender are not parties to this Addendum and have no obligations hereunder; however, HUD and Lender are third party beneficiaries for the sole purpose of enforcing their rights hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum effective as of the date first herein above written.

MASTER TENANT:

SNF Management, llc

By: Dakavia Management Corporation

Its: Manager

By: /s/ Kent Emry

Name: Kent Emry

Its: President

LANDLORDS:

CHP PORTLAND, LLC	CHP TIGARD, LLC
By: Summit Healthcare REIT, Inc., a Maryland corporation	By: Summit Healthcare REIT, Inc., a Maryland corporation
Its: Manager	Its: Manager
By: /s/ Kent Eikanas	By: /s/ Kent Eikanas
Name: Kent Eikanas	Name: Kent Eikanas
Its: President and Chief Operating Officer	Its: President and Chief Operating Officer

CHP sheridan, LLC
By: Summit Healthcare REIT, Inc., a Maryland corporation
Its: Manager
By: /s/ Kent Eikanas
Name: Kent Eikanas
Its: President and Chief OperatingOfficer

Schedule 1

LIST OF HEALTHCARE FACILITIES AND APPROVED USES.

Healthcare Facility	Address	Landlords	Operators/Subtenants	FHA Project #	Bed Count	Type of Healthcare Facility
Fernhill Manor	5737 NE 37th Avenue, Portland, Oregon	CHP Portland, LLC	Fernhill Estates, LLC	126-22125	63	Skilled nursing facility
Pacific Health and Rehabilitation	14145 SW 105th Street, Tigard, Oregon 97224	CHP Tigard, LLC	Pacific Gardens Estates, LLC	126-22124	112	Skilled nursing facility
Sheridan Care Center	411 SE Sheridan Road, Sheridan, Oregon	CHP Sheridan, LLC	Sheridan Care Center, LLC	126-11216	51	Intermediate care nursing facility

Schedule 2

LOANS

Healthcare Facility	Landlords	Principal Loan Amount	Monthly Rent Amount
Fernhill Manor	CHP Portland, LLC	$4,560,000	$38,786
Pacific Health and Rehabilitation	CHP Tigard, LLC	$7,601,900	$64,569
Sheridan Care Center	CHP Sheridan, LLC	$5,198,200	$41,840

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